    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1994



                                                      REGISTRATION NO. 033-55533

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              NORWEST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                 6711                              41-0449260
(State or other jurisdiction of             (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)              Classification Code Number)           Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota 55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ----------------------

              Stanley S. Stroup
 Executive Vice President and General Counsel                                       Copy to:
             Norwest Corporation                                               H. Bernt von Ohlen
                Norwest Center                                                 Norwest Corporation
             Sixth and Marquette                                                 Norwest Center
      Minneapolis, Minnesota 55479-1026                                        Sixth and Marquette
                 612-667-8858                                           Minneapolis, Minnesota 55479-1026
 (Name, address, including zip code, and telephone
 number, including area code, of agent for service)

                             ----------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                [LETTERHEAD OF FIRST NATIONAL BANK OF KERRVILLE]


                                                                November 7, 1994


Dear Shareholder:


     You are cordially invited to attend the Special Meeting of Shareholders of First National Bank of Kerrville (the "Bank") to be held at the main office of the Bank, 301 Junction Highway, Kerrville, Texas, on Wednesday, December 7, 1994, at 12:00 noon, local time. At the Special Meeting you will be asked to consider and vote on the approval of a proposed reorganization whereby a national banking association which is a wholly owned subsidiary of Norwest Corporation ("Norwest") will be consolidated with the Bank (the "Consolidation") pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of July 8, 1994, between the Bank and Norwest (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement").


     Under the terms of the Consolidation Agreement, the Consolidation will result in the conversion of each share of the Bank's Common Stock outstanding immediately prior to the time the Consolidation becomes effective into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Consolidation Agreement, as described in the accompanying Proxy Statement-Prospectus for the Special Meeting.

     The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Consolidation. You are urged to read the Proxy Statement-Prospectus carefully.

     The Board of Directors has approved the Consolidation Agreement as being in the best interest of the Bank's shareholders and recommends that you vote in favor of the Consolidation. In making this recommendation, the Board of Directors has considered numerous factors including the consideration offered by Norwest and the structure of the proposed Consolidation, which is designed to enhance the value of the investment of the Bank's shareholders and to be tax-free for federal income tax purposes to the Bank's shareholders receiving Norwest Common Stock. Vinson & Elkins, special tax counsel, is providing its opinion to the Board of Directors that the Consolidation will be treated as a tax-free reorganization for federal income tax purposes. However, you should consult your own tax advisor concerning the federal, and any applicable foreign, state, and local, income tax consequences to you of the Consolidation.

     In order to ensure that your vote is represented at the Special Meeting, please date, sign, and promptly return your proxy in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          William R. Goertz
                                          President and Chief Executive Officer

                        FIRST NATIONAL BANK OF KERRVILLE
                                 P.O. BOX 1308
                          KERRVILLE, TEXAS 78029-1308
                      ------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              ON DECEMBER 7, 1994

                      ------------------------------------


     A Special Meeting of Shareholders of First National Bank of Kerrville (the "Bank"), a national banking association, will be held at the main office of the Bank, 301 Junction Highway, Kerrville, Texas, on Wednesday, December 7, 1994, at 12:00 noon, local time, for the following purposes:


          1. To consider and vote upon the Amended and Restated Agreement and Plan of Reorganization, dated as of July 8, 1994, (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement") between the Bank and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which a wholly owned banking subsidiary of Norwest would be consolidated with the Bank (the "Consolidation"), under the charter of the Bank, and each outstanding share of common stock, par value $100.00 per share, of the Bank ("Bank Common Stock") would be converted into a number of shares of common stock, par value $1 2/3 per share, of Norwest determined in accordance with the provisions of the Consolidation Agreement; and to authorize such further action by the Board of Directors and proper officers of the Bank as may be necessary or appropriate to carry out the intent and purposes of the Consolidation.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record on the books of the Bank at the close of business on October 28, 1994, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.


     Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                          By Order of the Board of Directors

                                          Brenda Beaty
                                          Senior Vice President -- Finance and
                                          Administration


November 7, 1994


HOLDERS OF BANK COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                                PROXY STATEMENT
                                       OF

                        FIRST NATIONAL BANK OF KERRVILLE
                           -------------------------

                     FOR A SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON DECEMBER 7, 1994

                           -------------------------

                                   PROSPECTUS
                                       OF

                              NORWEST CORPORATION

                                  COMMON STOCK

     This Prospectus of Norwest Corporation ("Norwest") relates to up to 1,465,000 shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") issuable to the shareholders of First National Bank of Kerrville (the "Bank") upon consummation of the consolidation (the "Consolidation") of a wholly owned banking subsidiary of Norwest with the Bank, pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization between the Bank and Norwest, dated as of July 8, 1994 (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement"). The Consolidation Agreement is set forth in Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein.


     This Prospectus also serves as the Proxy Statement of the Bank for a special meeting of shareholders to be held on December 7, 1994 (the "Special Meeting").


     Upon consummation of the Consolidation, except as described herein, each outstanding share of common stock, par value $100.00 per share, of the Bank ("Bank Common Stock"), except shares with respect to which statutory dissenters' rights have been exercised and not forfeited, will be converted into a number of shares of Norwest Common Stock determined in accordance with the terms of the Consolidation Agreement. For a more complete description of the Consolidation Agreement and the terms of the Consolidation, see "THE CONSOLIDATION."


     This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of the Bank on or about November 7, 1994.

                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------


        The date of this Proxy Statement-Prospectus is November 4, 1994.

                             AVAILABLE INFORMATION

     Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

     Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     This Proxy Statement-Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Documents relating to Norwest, excluding exhibits, unless specifically incorporated therein, are available without charge upon request to Laurel A. Holschuh, Secretary, Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026, telephone (612) 667-8655. In order to ensure timely delivery of the documents, any request should be made by November 30, 1994.



     The following documents filed by Norwest with the Commission are incorporated by reference in, and made a part of, this Proxy Statement-Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A dated May 13, 1994; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, and June 30, 1994; and (iii) Current Reports on Form 8-K dated February 15, 1994, July 21, 1994, and November 1, 1994.


     All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

             TABLE OF CONTENTS

                                             PAGE
                                             ----
AVAILABLE INFORMATION.....................     2

INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...............................     2

SUMMARY...................................     4
  The Companies...........................     4
  Terms of the Consolidation..............     5
  The Special Meeting and Vote Required...     5
  Reasons for the Consolidation...........     5
  Recommendation of the Board of Directors
    of the Bank...........................     5
  Effective Date and Time of the
    Consolidation.........................     6
  Conditions and Termination..............     6
  Accounting Treatment....................     6
  Regulatory Approvals....................     6
  Management and Operations After the
    Consolidation.........................     6
  Interests of Certain Persons in the
    Consolidation.........................     6
  Dissenters' Rights......................     6
  Certain Federal Income Tax
    Consequences..........................     7
  Markets and Market Prices...............     7
  Certain Differences in Rights of
    Shareholders..........................     7
  Comparative Unaudited Per Share Data....     7
  Selected Financial Data.................     9

MEETING INFORMATION.......................    12
  General.................................    12
  Date, Place, and Time...................    12
  Record Date; Vote Required..............    12
  Principal Shareholders and Security
    Ownership of Management...............    12
  Voting and Revocation of Proxies........    13
  Solicitation of Proxies.................    14

THE CONSOLIDATION.........................    14
  Background of and Reasons for the
    Consolidation.........................    14
  Terms of the Consolidation..............    15
  Effective Date and Time of the
    Consolidation.........................    16
  Surrender of Certificates...............    16
  Conditions to the Consolidation.........    17
  Regulatory Approvals....................    18
  Business Pending the Consolidation......    18
  Waiver, Amendment, and Termination......    19
  Management and Operations After the
    Consolidation.........................    19
  Interests of Certain Persons in the
    Consolidation.........................    19
  Certain Differences in Rights of
    Shareholders..........................    20
  Rights of Dissenting Bank
    Shareholders..........................    23
  Certain Federal Income Tax
    Consequences..........................    24
  Resale of Norwest Common Stock..........    25
  Dividend Reinvestment and Optional Cash
    Payment Plan..........................    26
  Accounting Treatment....................    26
  Expenses................................    26

INFORMATION ABOUT THE BANK................    27
  Business and Property of the Bank.......    27
  Environmental Protection
    Considerations........................    27
  Market Prices and Dividends.............    27
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations............................    28

CERTAIN REGULATORY CONSIDERATIONS.........    44
  General.................................    44
  Dividend Restrictions...................    44
  Holding Company Structure...............    44
  Capital Requirements....................    45
  Federal Deposit Insurance Corporation
    Improvement Act of 1991...............    45
  FDIC Insurance..........................    47

EXPERTS...................................    47

LEGAL OPINION.............................    47

MANAGEMENT AND ADDITIONAL INFORMATION.....    47

FINANCIAL STATEMENTS OF THE BANK..........   F-1

APPENDIX A AMENDED AND RESTATED AGREEMENT
  AND PLAN OF REORGANIZATION, AND
  AGREEMENT AND PLAN OF CONSOLIDATION

APPENDIX B UNITED STATES CODE, TITLE 12,
  SECTION 215

APPENDIX C BANKING CIRCULAR 259

                           -------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR THE BANK SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and the "Bank" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning the Bank included in this Proxy Statement-Prospectus has been furnished by the Bank to Norwest for incorporation herein.

THE COMPANIES

     Norwest Corporation

     Norwest Corporation is a regional bank holding company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.

     At June 30, 1994, Norwest had consolidated total assets of $55.8 billion, total deposits of $34.7 billion, and total stockholders' equity of $3.8 billion. Based on total assets at June 30, 1994, Norwest was the 13th largest commercial banking organization in the United States.

     Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. In connection with many of its completed acquisitions, Norwest has issued its Common Stock to the shareholders of the acquired entity and can be expected to continue to do so in the future. Generally, management of Norwest does not make any public announcement about a potential acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including the Bank, having aggregate total assets at June 30, 1994, of approximately $3 billion. Certain of these acquisitions were completed subsequent to June 30, 1994, and the others remain subject to regulatory approval and are expected to be completed before the end of the first quarter of 1995. None of these acquisitions is significant to the financial statements of Norwest, either individually or in the aggregate.

     Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, in Minneapolis, Minnesota, and its telephone number is 612-667-1234.

     Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     First National Bank of Kerrville

     The Bank provides retail and commercial banking services to its customers through three community banking offices, two offices being located in Kerrville, Texas, and the third located in the adjacent town of Ingram. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). At June 30, 1994, the Bank had total assets of $204.2 million, deposits of $187.0 million, and stockholders' equity of $16.7 million. The Bank was chartered as a state bank in 1907 and converted to a national bank in 1959.

     The Bank provides a wide range of banking services for its retail and commercial customers, including real estate loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, home improvement and other personal loans, NOW checking, savings and time accounts, and trust services. The Bank provides 24-hour access to routine banking services through its automated teller machines.

     The Bank's headquarters are located at 301 Junction Highway in Kerrville, Texas, and the Bank's phone number is 210-896-2424. See "INFORMATION ABOUT THE BANK."

TERMS OF THE CONSOLIDATION

     The Consolidation Agreement provides for the consolidation of a wholly owned banking subsidiary of Norwest with the Bank, under the charter of the Bank. Upon consummation of the Consolidation, the outstanding shares of Bank Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Consolidation Agreement. As provided in the Consolidation Agreement, the exact number of shares of Norwest Common Stock into which each share of Bank Common Stock will be converted will be determined using a conversion factor calculated by dividing 1,225,000 (subject to adjustment under certain specified circumstances) by the number of shares of Bank Common Stock outstanding immediately prior to the Consolidation. See "THE CONSOLIDATION -- Terms of the Consolidation."

THE SPECIAL MEETING AND VOTE REQUIRED

     The Special Meeting


     The Special Meeting of Shareholders of the Bank to consider and vote on the Consolidation will be held on Wednesday, December 7, 1994, at 12:00 noon, local time, at the main office of the Bank, 301 Junction Highway, Kerrville, Texas. Only holders of record of Bank Common Stock at the close of business on October 28, 1994, will be entitled to notice of and to vote at the Special Meeting. At such date, there were 25,000 shares of Bank Common Stock outstanding. Each share of Bank Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."


     Vote Required

     Approval of the Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock. See "MEETING INFORMATION -- Record Date; Vote Required."

     As of the record date for the Special Meeting, directors and officers of the Bank owned beneficially or controlled the voting of 100% of the shares of Bank Common Stock outstanding on that date. The Bank's directors and officers have informed the Bank that they intend to vote all of their shares in favor of the Consolidation. At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bank Common Stock. See "MEETING INFORMATION -- Record Date; Vote Required" and "MEETING INFORMATION -- Principal Shareholders and Security Ownership of Management."

REASONS FOR THE CONSOLIDATION

     The Board of Directors of the Bank has concluded that the Consolidation is in the best interest of the holders of Bank Common Stock, who will receive, in a tax-free exchange, stock of a much larger and more diversified enterprise that is actively traded on national stock exchanges. In addition to the greater liquidity provided to the Bank's shareholders, the Consolidation will provide customers of the Bank with access to a broader range of services and will provide the Bank with increased financial strength. See "THE CONSOLIDATION -- Background of and Reasons for the Consolidation."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE BANK

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT THE BANK SHAREHOLDERS VOTE FOR THE CONSOLIDATION. For information concerning the interests of certain members of the Bank's Board of Directors and management in the Consolidation, see "THE CONSOLIDATION -- Interests of Certain Persons in the Consolidation."

EFFECTIVE DATE AND TIME OF THE CONSOLIDATION

     Subject to the terms and conditions of the Consolidation Agreement, the Consolidation will be effective at 11:59 p.m., Minneapolis, Minnesota time, (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Office of the Comptroller of the Currency. See "THE CONSOLIDATION -- Effective Date and Time of the Consolidation" and "THE CONSOLIDATION -- Conditions to the Consolidation."

CONDITIONS AND TERMINATION

     The respective obligations of Norwest and the Bank to consummate the Consolidation are subject to certain conditions, including the receipt of regulatory approvals without unduly burdensome conditions, approval of the Consolidation Agreement by the shareholders of the Bank, receipt by the Bank of certain tax opinions, and certain other conditions customary in transactions of this nature. See "THE CONSOLIDATION -- Conditions to the Consolidation" and "THE CONSOLIDATION -- Regulatory Approvals."

     The Consolidation Agreement may be terminated at any time prior to the Effective Date of the Consolidation, whether prior to or after approval by the Bank's shareholders, by either party under specified conditions, including if the Consolidation shall not have been consummated by December 31, 1994, unless such failure of consummation shall be due to the failure of the party seeking termination to perform its respective covenants and agreements under the Consolidation Agreement. See "THE CONSOLIDATION -- Waiver, Amendment, and Termination."

ACCOUNTING TREATMENT

     Management of Norwest anticipates that the Consolidation will be accounted for as a purchase under generally accepted accounting principles. See "THE CONSOLIDATION -- Accounting Treatment."

REGULATORY APPROVALS

     The Consolidation is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and also the approval of the Office of the Comptroller of the Currency (the "OCC"). Both such approvals have been received. See "THE CONSOLIDATION -- Regulatory Approvals."

MANAGEMENT AND OPERATIONS AFTER THE CONSOLIDATION

     Following the Consolidation, Norwest intends to operate at the Bank's present locations and to offer products and services offered by Norwest affiliates. See "THE CONSOLIDATION -- Management and Operations After the Consolidation."

INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

     Certain officers and directors of the Bank have direct and indirect interests in the consummation of the Consolidation separate from their interests as holders of Bank Common Stock. See "THE CONSOLIDATION -- Interests of Certain Persons in the Consolidation."

DISSENTERS' RIGHTS

     Under federal law dissenting shareholders who comply with the requisite statutory procedures will be entitled to receive an appraised value of their shares. The value so determined could be more than, the same as, or less than the value of the consideration to be received by Bank shareholders, pursuant to the Consolidation Agreement, who do not dissent. See "THE CONSOLIDATION -- Rights of Dissenting Bank Shareholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Consolidation is designed so that no gain or loss (other than with respect to cash received in lieu of fractional shares or in satisfaction of dissenters' rights) will be recognized to Bank shareholders upon the exchange of their Bank Common Stock for Norwest Common Stock. The opinion of Vinson & Elkins, counsel for the Bank, with respect to the Consolidation qualifying as a "tax-free" reorganization for federal income tax purposes will be provided to the Bank. See "THE CONSOLIDATION -- Certain Federal Income Tax Considerations." HOWEVER, THE FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE CONSOLIDATION MAY BE DIFFERENT TO PARTICULAR TYPES OF BANK SHAREHOLDERS, OR IN LIGHT OF THE BANK SHAREHOLDERS' PERSONAL INVESTMENT CIRCUMSTANCES. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE CONSOLIDATION UNDER FEDERAL, STATE, LOCAL, AND ANY OTHER APPLICABLE TAX LAWS.

MARKETS AND MARKET PRICES


     Norwest Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX"). On May 19, 1994, the last trading day preceding public announcement of the proposed Consolidation, the closing price per share of Norwest Common Stock was $26.125 and on November 3, 1994, the price was $24.125. There is no public market for Bank Common Stock. Shareholders of the Bank are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Consolidation, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that shareholders of the Bank ultimately receive in the Consolidation could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date of the Consolidation.


CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Upon consummation of the Consolidation, shareholders of the Bank will become stockholders of Norwest. As a result, such shareholders' rights will change significantly. See "THE CONSOLIDATION -- Certain Differences in Rights of Shareholders."

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and pro forma combined basis and for Bank Common Stock on a historical and a pro forma equivalent basis giving effect to the Consolidation using the purchase method of accounting. See "THE CONSOLIDATION -- Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such consolidated historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF THE BANK."

     This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation been consummated prior to the periods indicated.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                                                             NORWEST COMMON
                                                                 STOCK                 BANK COMMON STOCK
                                                         -----------------------    -----------------------
                                                                       PRO FORMA                  PRO FORMA
                                                         HISTORICAL    COMBINED     HISTORICAL    EQUIVALENT
                                                         ----------    ---------    ----------    ---------
BOOK VALUE(1):
  June 30, 1994.......................................     $11.07        11.08        668.22        542.83
  December 31, 1993...................................      11.00        11.01        625.32        539.45
DIVIDENDS DECLARED(2):
  Six Months Ended June 30, 1994......................      0.370        0.370            --         18.13
  Year Ended December 31, 1993........................      0.640        0.640         20.00         31.36
NET INCOME(3):
  Six Months Ended June 30, 1994......................       1.17         1.18         64.16         57.60
  Year Ended December 31, 1993........................       1.86         1.86        155.66         91.17

- -------------------------
(1) The pro forma combined book values per share of Norwest Common Stock are based upon the historical total common equity for Norwest and the Bank divided by total pro forma common shares of the combined entities assuming conversion of the outstanding Bank Common Stock at a conversion factor of
     49.0. The difference between the historical total common equity of the Bank and the total market value of Norwest Common Stock to be issued in the Consolidation is not material. The pro forma equivalent book values per share of Bank Common Stock represent the pro forma combined amounts multiplied by the assumed conversion factor. The assumed conversion factor used in this table is based on an assumed aggregate number of shares of Norwest Common Stock to be issued in the Consolidation of 1,225,000 upon conversion of all outstanding shares of Bank Common Stock and does not reflect possible adjustments for the Phoenix Matter described under "THE CONSOLIDATION -- Terms of the Consolidation."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Bank Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by 49.0.

(3) The pro forma combined net income per share (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and the Bank divided by the average pro forma common shares of the combined entities, assuming a conversion factor of 49.0. The pro forma equivalent net income per share of Bank Common Stock represents the pro forma combined net income per share multiplied by 49.0.

SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for Norwest and the Bank. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1993, are derived from audited consolidated financial statements of Norwest and the Bank for such five-year period. The selected financial data for the six-month periods ended June 30, 1994 and 1993, are derived from the unaudited historical financial statements of Norwest and the Bank. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and the Bank, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1994, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the consolidated financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF THE BANK."

                            SELECTED FINANCIAL DATA

                                       SIX MONTHS
                                      ENDED JUNE 30                        YEAR ENDED DECEMBER 31
                                  ---------------------   ---------------------------------------------------------
                                    1994        1993       1993(1)     1992(2)      1991       1990(3)     1989(4)
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                       (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
NORWEST:
  Interest income................ $ 2,066.6   $ 1,939.1   $ 3,946.3   $ 3,806.4   $ 4,025.9   $ 3,885.7   $ 3,624.5
  Interest expense...............     719.4       714.2     1,442.9     1,610.6     2,150.3     2,320.0     2,210.1
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net interest income..........   1,347.2     1,224.9     2,503.4     2,195.8     1,875.6     1,565.7     1,414.4
  Provision for credit losses....      60.0        77.5       158.2       270.8       406.4       433.0       233.5
  Non-interest income............     821.0       770.8     1,585.0     1,273.7     1,064.0       896.3       728.5
  Non-interest expense...........   1,528.1     1,439.4     3,050.4     2,553.1     2,041.5     1,744.5     1,525.9
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Income before income taxes...     580.1       478.8       879.8       645.6       491.7       284.5       383.5
  Income tax expense.............     187.6       151.6       266.7       175.6        73.4       115.1        99.0
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Income before cumulative effect
    of a change in accounting
    method.......................     392.5       327.2       613.1       470.0       418.3       169.4       284.5
  Cumulative effect on years
    prior to 1992 of change in
    accounting method............        --          --          --       (76.0)         --          --          --
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net income..................... $   392.5   $   327.2   $   613.1   $   394.0   $   418.3   $   169.4   $   284.5
                                  =========   =========   =========   =========   =========   =========   =========
  Net income per share:
    Primary:
      Before cumulative effect of
         a change in accounting
         method.................. $    1.20   $    1.01   $    1.89   $    1.44   $    1.33   $    0.59   $    1.00
      Cumulative effect on years
         prior to 1992 of change
         in accounting method....        --          --          --       (0.25)         --          --          --
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net income..................... $    1.20   $    1.01   $    1.89   $    1.19   $    1.33   $    0.59   $    1.00
                                  =========   =========   =========   =========   =========   =========   =========
    Fully diluted:
      Before cumulative effect of
         a change in accounting
         method.................. $    1.17   $    0.99   $    1.86   $    1.42   $    1.32   $    0.59   $    1.00
      Cumulative effect on years
         prior to 1992 of change
         in accounting method....        --          --          --       (0.23)         --          --          --
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net income..................... $    1.17   $    0.99   $    1.86   $    1.19   $    1.32   $    0.59   $    1.00
                                  =========   =========   =========   =========   =========   =========   =========
  Dividends declared per
    common share................. $   0.370   $   0.310   $   0.640   $   0.540   $   0.470   $   0.423   $   0.380
  At period end:
    Total assets................. $55,756.8   $51,203.2   $54,665.0   $50,037.0   $45,974.5   $43,523.0   $38,322.0
    Long-term debt...............   7,255.2     5,678.1     6,850.9     4,553.2     3,686.6     3,066.0     2,720.0
    Total stockholders' equity...   3,836.6     3,592.1     3,760.9     3,371.8     3,192.3     2,434.0     2,288.2

- -------------------------
(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

(3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

(4) On May 1, 1990, First Interstate Corporation of Wisconsin ("FIWI"), a $2.0 billion financial institution headquartered in Cheboygan, Wisconsin, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of FIWI. Appropriate Norwest items reflect $12.0 million in charges resulting from FIWI's decision to sell its portfolio of stripped mortgage-backed securities, an increase in FIWI's provision for credit losses of $16.2 million, and $24.5 million in FIWI's provisions and expenditures for costs related to restructuring activities.

                                 SIX MONTHS
                               ENDED JUNE 30                       YEAR ENDED DECEMBER 31
                             ------------------    -------------------------------------------------------
                              1994       1993      1993(1)     1992      1991(2)    1990(3)       1989
                             -------    -------    -------    -------    -------    -------    -----------
                                                (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
THE BANK:
  Interest income.........  $   6.4        5.6       12.1       11.9       14.4       14.3           14.0
  Interest expense........      2.0        1.8        3.9        4.7        8.0        9.2            9.3
                             ------     ------     ------     ------     ------     ------     ----------
       Net interest
          income..........      4.4        3.8        8.2        7.2        6.4        5.1            4.7
  Provision for credit
     losses...............       --         --       (1.5)       0.1        1.2        1.4            3.8
  Non-interest income.....      1.6        1.6        2.9        1.9        2.0        1.1            1.6
  Non-interest expense....      3.6        3.0        7.0        5.7        5.5        4.6            5.3
                             ------     ------     ------     ------     ------     ------     ----------
       Income before
          income taxes....      2.4        2.4        5.6        3.3        1.7        0.2           (2.8 )
  Income tax expense......      0.8        0.8        1.7        1.1        0.6         --             --
                             ------     ------     ------     ------     ------     ------     ----------
  Income before
     extraordinary item...      1.6        1.6        3.9        2.2        1.1        0.2           (2.8 )
  Extraordinary item, net
     operating loss
     carryforward.........       --         --         --        0.2        0.6       --              0.2
                             ------     ------     ------     ------     ------     ------     ----------
       Net income.........  $   1.6        1.6        3.9        2.4        1.7        0.2           (2.6 )
                            =======     ======    =======     ======     ======     ======     ==========
Net income per share:
  Primary.................  $  64.16      65.28     155.68      97.28      68.60      12.19     (11,863.84)
  Fully diluted...........     64.16      65.28     155.68      97.28      68.60      12.19     (11,863.84)
Dividends declared per
  common share............  $    --         --       20.00       6.00        --         --             --
At period end:
  Total assets............  $ 204.2      166.0      214.4      170.9      166.5      176.0          147.2
  Total shareholders'
     equity...............     16.7       13.9       15.6       12.2       10.0        8.2            8.1
  Number of shares
     outstanding..........   25,000     25,000     25,000     25,000     25,000     12,500          223

- -------------------------
(1) On July 19, 1993, the Bank of Kerrville, a bank in Kerrville, Texas, with approximately $52 million in assets, was acquired in a transaction accounted for as a purchase. This was not a government assisted transaction.

(2) On July 1, 1991, the Board of Directors of the Bank approved a common stock split effected in the form of a dividend, whereby an additional 12,500 shares of $100 par value common stock was issued.

(3) The Bank was acquired by WNB Resources, Inc. (the "Holding Company") in November 1984. In 1990, the Holding Company was dissolved, resulting in a stock dividend of 12,277 shares being issued.

                              MEETING INFORMATION

GENERAL


     This Proxy Statement-Prospectus is being furnished to holders of Bank Common Stock in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting to be held on Wednesday, December 7, 1994, and any adjournments thereof, to consider and take action upon the approval of the Consolidation Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Bank Common Stock is accompanied by a form of proxy for use at the Special Meeting.



     This Proxy Statement-Prospectus is also furnished by Norwest to shareholders of the Bank as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Consolidation. This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy enclosed herewith are first being mailed to shareholders of the Bank on or about November 7, 1994.


DATE, PLACE, AND TIME


     The Special Meeting will be held at the main office of the Bank, 301 Junction Highway, Kerrville, Texas, on Wednesday, December 7, 1994, at 12:00 noon, local time.


RECORD DATE; VOTE REQUIRED


     The Board of Directors of the Bank has fixed the close of business on October 28, 1994, as the record date for the determination of shareholders of the Bank entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 25,000 shares of Bank Common Stock outstanding. Each share of Bank Common Stock outstanding on the record date is entitled to one vote. Approval of the Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock. The Consolidation cannot be consummated without shareholder approval of the Consolidation Agreement.


     As of the record date for the Special Meeting, directors and executive officers of the Bank owned beneficially or controlled the voting of an aggregate of 25,000 shares, or 100%, of the shares of Bank Common Stock outstanding on that date. The Bank's directors and executive officers have informed the Bank that they intend to vote all of their shares in favor of the Consolidation Agreement. Information regarding the shares of Bank Common Stock beneficially owned by each director and executive officer of the Bank, and by all directors and executive officers as a group is set forth in the tables under the heading "Principal Shareholders and Security Ownership of Management" below.

     At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bank Common Stock.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below are the names, and, where appropriate, the addresses, of and the number of shares held as of the record date for the Special Meeting by those persons who may be deemed to own beneficially, whether directly or indirectly, 5% or more of the outstanding shares of Bank Common Stock, by each director and executive officer of the Bank, and by all directors and executive officers as a group. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated.

The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.

                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY      PERCENT OF
                                NAME                                 OWNED            CLASS
        -----------------------------------------------------   ----------------    ----------
        F. O'Neil Griffin(1).................................        24,840            99.36%
          P.O. Box 1961
          Kerrville, Texas 78029-1961
        Earl E. Cordes(2)....................................            20           (3)
        William H. Cowden(4).................................            20           (3)
        William R. Goertz(5).................................            20(6)        (3)
        Richard D. Griffin(7)................................            30           (3)
        Don C. Kendrick, Jr.(8)..............................            20(9)        (3)
        Robert L. Parker, Sr.(10)............................            20           (3)
        John D. Rogers(11)...................................            10           (3)
        Michael E. Sears(12).................................            20           (3)
        Directors and executive officers as a group (9               25,000(13)          100%
          persons)...........................................

- -------------------------
 (1) Mr. Griffin is Chairman of the Board and a director of the Bank.

 (2) Mr. Cordes is a director of the Bank.

 (3) Less than 1%.

 (4) Mr. Cowden is a director of the Bank.

 (5) Mr. Goertz is President and Chief Executive Officer, and a director of the Bank.

 (6) Does not include 2,800 shares issuable upon the exercise of currently exercisable options. Assuming exercise of all such options, Mr. Goertz would own beneficially 10.14% of the outstanding shares of Bank Common Stock.

 (7) Mr. Griffin is a director of the Bank.

 (8) Mr. Kendrick is Executive Vice President and a director of the Bank.

 (9) Does not include 900 shares issuable upon exercise of currently exercisable options. Assuming exercise of all such options, Mr. Kendrick would own beneficially 3.55% of the outstanding shares of Bank Common Stock.

(10) Mr. Parker is a director of the Bank.

(11) Mr. Rogers is Executive Vice President and a director of the Bank.

(12) Mr. Sears is a director of the Bank.

(13) Does not include 3,700 shares issuable upon exercise of currently exercisable options held by two of the Bank's shareholders.

VOTING AND REVOCATION OF PROXIES

     Shares of Bank Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Bank Common Stock represented by such proxy will be voted FOR approval of the Consolidation Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Bank prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Consolidation Agreement must be approved by the holders of two-thirds of the outstanding Bank Common Stock. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

     The Board of Directors of the Bank is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers, and employees of the Bank may solicit proxies from the shareholders of the Bank, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. The Bank will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "THE CONSOLIDATION -- Expenses."

HOLDERS OF BANK COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE BANK IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               THE CONSOLIDATION

     This section of the Proxy Statement-Prospectus describes certain aspects of the Consolidation. The following description does not purport to be complete and is qualified in its entirety by reference to the Consolidation Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. ALL SHAREHOLDERS OF THE BANK ARE URGED TO READ THE CONSOLIDATION AGREEMENT IN ITS ENTIRETY.

BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

     During the early part of 1994, the management of the Bank, Messrs. Griffin and Goertz, received a number of inquiries from both state and national banking organizations regarding a possible acquisition of the Bank. After preliminary discussions and the exchange of financial and other information, these discussions were terminated.

     During the first week of March, management of the Bank was contacted by representatives of Norwest expressing an interest in having discussions. Representatives of Norwest and management of the Bank met at the Bank's offices on March 18, 1994, at which time Norwest discussed its plans to continue to expand in the Texas banking market. During the next several weeks, the parties exchanged and reviewed information and then met again at Norwest's offices in Minneapolis on April 11 and April 12, 1994. At the conclusion of these meetings, the parties agreed to proceed toward a letter of intent, which was approved by the Board of Directors of the Bank on April 22, 1994. During the next several weeks, Norwest completed its due diligence of the Bank, and the parties negotiated a definitive agreement which was approved by the Board of Directors of the Bank and executed by Norwest and the Bank on May 20, 1994. Effective as of July 8, 1994, the definitive agreement was amended and restated.

     The management shareholders of the Bank were interested in achieving liquidity in their investment and also enhancing the Bank's ability to become a part of a larger and more diverse banking organization thereby enabling the Bank to offer a broader range of services to its customers. Management of the Bank believes that Norwest's continued expansion in the Texas banking market through its acquisition of the Bank will result in the Bank becoming another example of a sound and attractive banking operation for Norwest and enable Norwest to acquire other banking operations in the state. Accordingly, the shareholders of the Bank will be able to exchange their shares of the Bank for the stock of Norwest which is actively traded on the New York and Chicago Stock Exchanges, and its customers will benefit from the added financial strength and services that Norwest can bring to the Bank.

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE FOR APPROVAL OF THE CONSOLIDATION AGREEMENT.

TERMS OF THE CONSOLIDATION


     At the Effective Time of the Consolidation, a wholly owned banking subsidiary of Norwest, to be known as Norwest Interim Bank Kerrville, National Association ("Norwest Interim Bank"), will consolidate with the Bank, under the charter of the Bank. The Articles of Association and the By-Laws of the Bank in effect at the Effective Time of the Consolidation will govern the surviving bank until amended or repealed in accordance with applicable law. At the Effective Time of the Consolidation, each outstanding share of Bank Common Stock (other than shares as to which statutory dissenters' appraisal rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined by dividing the Norwest Shares by the number of shares of Bank Common Stock then outstanding. The "Norwest Shares" is 1,225,000, reduced by the amount determined by dividing (i) the Adjustment Amount by (ii) the Norwest Measurement Price. The "Adjustment Amount" is an amount to be determined by (i) adding together all amounts which immediately prior to the Effective Time of the Consolidation the Bank has paid and is obligated to pay on account of a judgment entered against the Bank (the "Phoenix Matter"), including the amount of the judgment or settlement, accrued interest thereon, costs assessed, and attorneys fees of either party to the Phoenix Matter, and then
(ii) multiplying the result by 63.375%. In the lawsuit underlying the Phoenix Matter, the plaintiffs obtained a judgment against a former director of the Bank and certain other defendants. The Bank became involved in the Phoenix Matter when it failed to respond to a writ of garnishment served on it by the plaintiffs, who then obtained a default judgment against the Bank. The Bank has filed a motion to vacate the default judgment, which as of the date of this Proxy Statement-Prospectus is approximately $3.5 million. The "Norwest Measurement Price" is the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of five (5) trading days ending at the end of the third trading day immediately preceding the Closing Date (as defined below). If the Phoenix matter has not been finally resolved by the Closing Date, then a number of shares equal to 1,225,000 less the Norwest Shares shall be deposited into escrow in accordance with the terms of an escrow agreement to be entered into by the parties after the date hereof (the "Escrow Agreement"). The Escrow Agreement shall provide that shares held in escrow shall be distributed proportionately to Norwest and the shareholders of the Bank based on amounts paid by the Bank to resolve the Phoenix Matter and shall provide further that if the Phoenix Matter is not finally resolved within 42 months after the Closing Date, such shares shall be distributed to Norwest.


     The market price for Norwest Common Stock, and accordingly, the Norwest Measurement Price, will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Consolidation, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that shareholders of the Bank ultimately receive in the Consolidation could be more or less than its market value on the date of this Proxy Statement-Prospectus.

     The Consolidation Agreement provides that if, between the date of the Consolidation Agreement and the Effective Time of the Consolidation, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the conversion ratios provided for in the Consolidation Agreement will be adjusted accordingly.

     No fractional shares of Norwest Common Stock will be issued in the Consolidation. Instead, Norwest will pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the Bank shareholder would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock on the New York Stock Exchange for each of the five trading days immediately preceding the Effective Time of the Consolidation.

     Shares of Norwest Common Stock issued and outstanding immediately prior to the effective date of the Consolidation will remain issued and outstanding.

     Based upon the number of shares of Norwest Common Stock outstanding at June 30, 1994, approximately 316,682,227 shares of Norwest Common Stock would be outstanding immediately following the Effective Time of the Consolidation, of which less than 1% would be held by the former stockholders of the Bank.

EFFECTIVE DATE AND TIME OF THE CONSOLIDATION

     The Effective Time of the Consolidation will be 11:59 p.m., Minneapolis, Minnesota time, on the Effective Date of the Consolidation, the date specified in the certificate of approval to be issued by the OCC approving the Consolidation. Subject to the terms and conditions set forth in the Consolidation Agreement, the closing of the Consolidation will occur on a date (the "Closing Date") agreed to by the parties to the Consolidation, but no later than ten business days following the satisfaction or waiver of all conditions set forth in the Consolidation Agreement, or on such other date upon which the parties agree. The parties have agreed to hold the closing as soon as practicable after approval of the Consolidation by the shareholders of the Bank. Norwest and the Bank anticipate that the Consolidation will close in the fourth quarter of 1994, although there can be no assurance as to whether or when the Consolidation will occur. See "Terms of the Consolidation," "Conditions to the Consolidation," and "Regulatory Approvals."

SURRENDER OF CERTIFICATES

     As soon as practicable after the Effective Time of the Consolidation, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's Bank Common Stock certificates for a certificate representing Norwest Common Stock.

     SHAREHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of one or more certificates for Bank Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and
(ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     All Norwest Common Stock issued pursuant to the Consolidation will be deemed issued as of the Effective Time of the Consolidation. No dividends on Norwest Common Stock with a record date after the Effective Time of the Consolidation will be paid to Bank shareholders entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Bank

Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Consolidation and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Consolidation and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE CONSOLIDATION

     The Consolidation will occur only if the Consolidation Agreement is approved by the requisite vote of shareholders of the Bank. Consummation of the Consolidation is subject to the satisfaction of certain other conditions, which may be waived by the parties to the Consolidation Agreement, to the extent that waiver is permitted by applicable law. Such conditions to the obligations of both parties to consummate the Consolidation include (i) the continued accuracy of representations and warranties by the other party, (ii) the performance by the other party of its obligations under the Consolidation Agreement, (iii) the receipt of certain certificates from officers of the other party, (iv) the receipt of all necessary regulatory approvals, including the approval of the Consolidation by the Federal Reserve Board, and the expiration of all applicable waiting and approval periods, (v) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Consolidation Agreement,
(vi) the continued effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part and receipt by Norwest of all state securities law or blue sky authorizations necessary for the Consolidation, and
(vii) the receipt of a certificate signed by the other party's Chief Executive Officer and Chief Financial Officer concerning the accuracy and completeness of certain of party's financial statements and related information and the absence of any changes in such financial statements and related information subsequent to the date of such financial statements.

     The Bank's obligation to consummate the Consolidation is also subject to
(i) authorization for listing on the NYSE and CHX upon official notice of issuance of the shares of Norwest Common Stock issuable pursuant to the Consolidation and (ii) the receipt of an opinion of counsel for the Bank to the effect that for federal income tax purposes the Consolidation will be a tax-free reorganization.

     Norwest's obligation to consummate the Consolidation is also subject to (i) the receipt by the Bank and its subsidiaries of any and all material consents or waivers from third parties to loan agreements, leases, or other material contracts required for the consummation of the Consolidation, and the receipt by the Bank of any and all material permits, authorizations, consents, waivers, and approvals required for the consummation of the Consolidation; (ii) the qualification of the Consolidation as a pooling of interests for accounting purposes and the receipt by Norwest from KPMG Peat Marwick LLP and Arthur Andersen LLP of letters to that effect, (iii) the total number of shares of Bank Common Stock (including phantom shares and other share equivalents) outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 28,700;
(iv) the requirement that the Bank and its subsidiaries considered as a whole shall not have sustained since December 31, 1993, any material loss or interference with their business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (v) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could reasonably be expected to result in the imposition, on the Bank or any of its subsidiaries or their respective properties, of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon the Bank and its subsidiaries taken as a whole; and (vi) the absence of any change or circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of the Bank and its subsidiaries taken as a whole (other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates).

     By a letter agreement dated October 28, 1994, Norwest and the Bank mutually agreed to waive, in whole and in part, certain of the conditions described above. Each shareholder of the Bank acknowledged in writing that he had received and read a copy of such letter.


REGULATORY APPROVALS

     Transactions such as the Consolidation are subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Transactions such as the Consolidation are also subject to prior approval by the OCC under the National Bank Act. By letter dated September 6, 1994, the Federal Reserve Board informed Norwest that it had approved the Consolidation, and, by letter dated September 2, 1994, the OCC informed Norwest that it had approved the Consolidation. In addition, as required by Texas law, by letter dated September 7, 1994, Norwest notified the Texas Department of Banking of its intent to make an interstate acquisition and in connection therewith provided certain information and made certain undertakings to the Texas Department of Banking.

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transactions.

     Norwest and the Bank are not aware of any additional governmental approvals or compliance with banking laws and regulations that would be required for consummation of the Consolidation other than those described above. Should any other approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance regarding the timing thereof.

BUSINESS PENDING THE CONSOLIDATION

     Under the Consolidation Agreement, each of the Bank and its subsidiaries is generally obligated to maintain its corporate existence in good standing; to maintain the general character of its business and to conduct its business in the ordinary and usual manner; to extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, and each such consent shall be deemed to have been given if Norwest has not responded to a request for such consent within three (3) business days of receiving such request, (i) make any new loan to a nonborrower of the Bank in excess of $500,000, or (ii) make any new loan or modify, restructure, or renew any existing loan in excess of $200,000 (except pursuant to commitments made prior to the date of this Agreement) to a present customer of the Bank if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $500,000; to maintain proper business and accounting records in accordance with generally accepted accounting principles; to maintain its properties in good repair and condition, ordinary wear and tear excepted; to maintain in all material respects presently existing insurance coverage; to use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its goodwill and the goodwill of its suppliers, customers, and others having business relationships with it; to use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; to comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its properties and operations the noncompliance with which reasonably could be expected to have a material adverse effect on the Bank and its subsidiaries taken as a whole; and to permit Norwest and its representatives to examine its books, records, and properties, and to interview officers, employees, and agents at all reasonable times when it is open for business. The Consolidation Agreement also provides that, prior to the Effective Time of the Consolidation, the Bank may not, without the prior written consent of Norwest, among other things: (i) amend or otherwise change its articles of incorporation or association or bylaws; (ii) issue or sell, or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale, or conversion, of any shares of its capital stock, phantom shares, or other share equivalents, or any other of its securities; (iii) authorize or incur any long-term debt (other than deposit liabilities); (iv) mortgage, pledge, or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (v) enter into any material agreement, contract, or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Consolidation Agreement; (vi) make any investments except individual investments made in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (vii) make any contributions to any "employee benefit plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, except as required by the terms of such plan in effect as of the date of the Consolidation Agreement; (viii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary in accordance with applicable law; (ix) redeem, purchase, or otherwise acquire, directly or indirectly, any of the capital stock of the Bank;
(x) increase the compensation of any officers, directors, or executive employees, except pursuant to existing compensation plans and practices; (xi) sell or otherwise dispose of any shares of the capital stock of any subsidiary; or (xii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     Neither the Bank nor any director, officer, representative, or agent will directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with any corporation, partnership, person, or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of the Bank; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security;
(iii) to purchase, lease, or otherwise acquire the assets of the Bank except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with the Bank.

WAIVER, AMENDMENT, AND TERMINATION

     Either Norwest or the Bank may, in writing, give any consent, take any action, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Consolidation Agreement.

     At any time before the Time of Filing the parties may amend the Consolidation Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Consolidation by the Bank shareholders may adversely affect the consideration to be received by the Bank shareholders.

     The Consolidation Agreement may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Consolidation shall not have been consummated by December 31, 1994, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Consolidation Agreement; or (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Consolidation Agreement.

MANAGEMENT AND OPERATIONS AFTER THE CONSOLIDATION

     After the Consolidation, the Bank will become a wholly owned subsidiary of Norwest and will continue to operate at its present locations. Products and services offered by Norwest affiliates will be offered through the offices of the Bank.

INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

     In considering the recommendation of the Bank's Board of Directors with respect to the Consolidation, shareholders of the Bank should be aware that certain officers and directors of the Bank have certain direct or indirect interests separate from their interests as holders of the Bank Common Stock, including those referred to below.

     After the Effective Time of the Consolidation, the officers and directors of the Bank will continue to be officers and directors of the Bank until such time as their successors are elected and will be entitled to participate in the Norwest benefit plans.

     Mr. William R. Goertz, President of the Bank, and Mr. Don C. Kendrick, Executive Vice President of the Bank, presently hold options to acquire 2,800 shares and 900 shares, respectively, of Bank Common Stock, which options will be assumed by Norwest and become options to purchase shares of Norwest Common Stock on the same basis as though such options had been exercised prior to the Effective Time of the Consolidation.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     The Bank is organized as a national banking association under the laws of the United States, and Norwest is incorporated as a corporation in the State of Delaware. Shareholders of the Bank, whose rights are governed by the Bank's Articles of Association and By-Laws and by federal banking law, will, upon consummation of the Consolidation, become stockholders of Norwest. Their rights as Norwest stockholders will then be governed by Norwest's Certificate of Incorporation and By-Laws and by the Delaware General Corporation Law. The following is a summary of certain significant differences between the rights of shareholders of the Bank and the rights of stockholders of Norwest.

     Capital Stock

     THE BANK. The Bank's Articles of Association authorize the issuance of 50,000 shares of common stock, par value $100.00 per share, in such series and with such rights and preferences as the Board of Directors shall determine. All shares of Bank Common Stock currently outstanding have equal rights and preferences with respect to voting, dividends, and distributions upon liquidation.


     NORWEST. Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $1 2/3 per share, and 5,000,000 shares of preferred stock, without par value ("Preferred Stock"). At June 30, 1994, 323,084,474 shares of Common Stock were issued, of which 315,457,227 were outstanding and 7,627,247 were held as treasury shares, and 2,306,000 shares of Preferred Stock were outstanding consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, and 35,125 shares of ESOP Cumulative Convertible Preferred Stock. In addition, 1,000,000 shares of Preferred Stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Preferred Stock. Norwest has also authorized for issuance from time to time and registered with the SEC pursuant to a universal shelf registration statement, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price not to exceed $1,000,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the current number of shares of Preferred Stock authorized for issuance under Norwest's Certificate of Incorporation, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Preferred Stock or Shelf Securities issuable as Preferred Stock or convertible into Preferred Stock or Common Stock, may be issued by the Board of Directors of Norwest without further action by stockholders. Holders of Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Common Stock. The relative rights and preferences of any Preferred Stock issued in the future may be established by Norwest's Board of Directors without stockholder action. Although Norwest has no current plans for the issuance of any shares of Preferred Stock, except as disclosed in this Prospectus, such shares, when and if issued, could have dividend, liquidation, voting and other rights superior to those of the Common Stock.

     Subject to any prior rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as are declared by Norwest's Board of Directors out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any Preferred Stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Common Stock, including the Shares offered hereby, are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Each share of Common Stock also includes, and each share offered hereby will include, a right to purchase certain Preferred Stock. See "Rights to Purchase Preferred Stock" below.

     The foregoing description of the material terms of the Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of Norwest's Certificate of Incorporation.

     On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Consolidation, will receive the Rights with their shares.

     The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.


     Upon becoming exercisable, each Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). Until a Right is exercised, the holder of a Right, as such, will have no rights with respect to the Junior Preferred Shares including, without limitation, the right to vote or receive dividends. The stated purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.


     The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable. The Rights have certain additional features that will be triggered upon the occurrence of specified events:

          (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Norwest Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

          (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

          (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

     The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

     At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

     The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

     Required Vote for Authorization of Certain Actions

     THE BANK. Under federal law the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock is required to approve a merger or consolidation.

     NORWEST. Under Delaware law the vote of a simple majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of Norwest's corporate assets. With respect to a merger, no vote of the stockholders of Norwest is required if Norwest is the surviving corporation and (1) the related agreement of merger does not amend Norwest's Certificate of Incorporation, (2) each share of stock of Norwest outstanding immediately before the merger is an identical outstanding or treasury share of Norwest after the merger, and (3) the number of shares of Norwest stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest Common Stock outstanding immediately before the merger.

     In addition to being subject to the laws of Delaware, Norwest, as a bank holding company, is subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

     Dissenters' Rights

     THE BANK. Under federal law any shareholder of the Bank is entitled to receive payment of the value of such shareholder's shares of the Bank capital stock if such shareholder dissents from any merger or consolidation for which a vote of the Bank's shareholders is required. See the more detailed discussion below under "Rights of Dissenting Bank Shareholders."

     NORWEST. Under Delaware law a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 persons or (b) shares of the corporation surviving a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the consolidation to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Certificate of Incorporation. Because shares of Norwest Common Stock are listed on both the NYSE and the CHX, and Norwest has more than 2,000 stockholders of record, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

     Special Meetings

     THE BANK. Under federal law and the Bank's By-Laws, a special meeting of the Bank's shareholders may be called by the Bank's Board of Directors, or by three or more shareholders owning, in the aggregate, not less than ten percent of all of the outstanding shares of the Bank.

     NORWEST. Under Delaware law and the By-Laws of Norwest, a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

     Antitakeover Statutes

     THE BANK. National banking associations are not covered by any specific antitakeover statute. However, the acquisition of more than 5% of the capital stock of a national bank requires the approval of federal regulatory agencies.

     NORWEST. The Delaware antitakeover statute governs "business combinations" between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an "interested stockholder." This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder unless (a) the board of directors approved the business combination before the stockholder became an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders, or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

RIGHTS OF DISSENTING BANK SHAREHOLDERS

     Title 12, Section 215, of the United States Code provides that any shareholder of either of the parties to a consolidation involving a national bank who objects to the proposed consolidation has the right to receive payment in cash of the value of such shareholder's shares as of the effective date of the consolidation, if and when the consolidation is consummated, subject to certain conditions. These conditions, in the case of a shareholder of the Bank, are that: (i) the shareholder must have voted against approval of the Consolidation at the Special Meeting or given notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (ii) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (iii) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder of the Bank who votes against the Consolidation at the Special Meeting, or who gives notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of the effective date of the Consolidation. Failure to comply with each of the foregoing conditions will result in the loss of the appraisal rights described herein.

     The value of the shares of any dissenting shareholder shall be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the Board of Directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the date of consummation of the Consolidation, one or more of the appraisers is not selected as above provided for any reason, or the appraisers fail to determine the value of such shares, the Comptroller shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the surviving bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholder by the surviving bank.

     The foregoing summary does not purport to be a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached hereto as Exhibit B. Any shareholder of the Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT FULLY AND PRECISELY SATISFIED.

     Attached hereto as Appendix C is a copy of Banking Circular 259 regarding the valuation methods used by the Comptroller to estimate the value of a bank's shares when the Comptroller is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the Comptroller between January 1, 1985, and September 30, 1991, are also summarized in Appendix
C. EACH SHAREHOLDER OF THE BANK SHOULD FULLY CONSIDER APPENDIX C BEFORE DECIDING WHETHER TO EXERCISE DISSENTERS' RIGHTS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain U.S. Federal income tax consequences of the Consolidation to holders of Bank Common Stock under the Internal Revenue Code of 1986, as amended (the "Code").

     This summary should not be regarded as a substitute for an individual analysis of the tax consequences of the Consolidation to a Bank shareholder. Each Bank shareholder should consult a tax advisor regarding the particular tax consequences of the Consolidation to such shareholder's own situation.

     None of Norwest, Norwest Interim Bank, and the Bank has requested a ruling from the Internal Revenue Service (the "Service") in connection with the Consolidation. The Bank will receive from its counsel, Vinson & Elkins, an opinion to the effect that the Consolidation will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Norwest, Norwest Interim Bank, and the Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that shareholders of the Bank (other than holders of the Bank Common Stock who exercise dissenters' rights) will not recognize any gain or loss as a result of the Consolidation, except to the extent they receive cash in lieu of a fractional share of the Bank Common Stock. Such opinion will be subject to certain assumptions and based on certain representations of Norwest, Norwest Interim Bank, and the Bank and affiliates of the Bank. The Bank shareholders should be aware that such opinion will neither be binding upon the Service nor will the Service be precluded from adopting a contrary position.

     Assuming the Consolidation qualifies as a reorganization under Section 368(a) of the Code, the following U.S. Federal income tax consequences will occur:

          (a) No gain or loss will be recognized by Norwest, Norwest Interim Bank, and the Bank in connection with the Consolidation;

          (b) No gain or loss will be recognized by a holder of Bank Common Stock who exchanges all of his shares of Bank Common Stock solely for shares of Norwest Common Stock in the Consolidation;

          (c) The aggregate basis of the shares of Norwest Common Stock to be received by a Bank shareholder in the Consolidation (including any fractional share not actually received) will be the same as the aggregate basis of the shares of Bank Common Stock surrendered in exchange therefor;

          (d) The holding period of the shares of Norwest Common Stock to be received by a Bank shareholder in the Consolidation will include the holding period of the shares of Bank Common Stock surrendered in exchange therefor, provided that such shares of Bank Common Stock are held as capital assets at the Effective Time of the Consolidation;

          (e) Cash payments in lieu of a fractional share will be treated as if a fractional share of Norwest Common Stock has been received in the Consolidation and then redeemed by Norwest. Such a redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Bank shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph
     (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Bank Common Stock is held as a capital asset at the Effective Time of the Consolidation; and

          (f) With respect to a Bank shareholder who perfects his dissenters' rights under the National Bank Act with regard to the Consolidation and receives cash for the value of his Bank Common Stock, the Service should treat such cash as having been received as a distribution from the Bank in redemption of such Bank Common Stock. Such redemption would be treated as a distribution in full payment in exchange for such Bank Common Stock, and thus the dissenting shareholder would recognize gain or loss measured by the difference between the cash received and the basis for such Bank Common Stock, if the redemption does not have the effect of the distribution of a dividend under Section 302 of the Code (after applying the constructive ownership rules of Section 318 of the Code).

RESALE OF NORWEST COMMON STOCK

     The shares of Norwest Common Stock issuable to shareholders of the Bank upon consummation of the Consolidation have been registered under the Securities Act of 1933 (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of the Bank or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of the Bank who are deemed to be "affiliates" of the Bank may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Consolidation Agreement, the Bank has agreed to use its best efforts to cause each Bank shareholder who is an executive officer or director of the Bank or who may otherwise reasonably be deemed to be an affiliate of the Bank to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of the Bank.

     Pursuant to the Agreement, Norwest and the Bank have agreed to use their best efforts to cause their affiliates to execute written agreements not to take any action that would cause the Consolidation not to be treated as a pooling of interests for accounting purposes. Under generally accepted accounting principles, the sale of Norwest Common Stock or Bank Common Stock by an affiliate of either Norwest or the Bank within 30 days prior to the Effective Time of the Consolidation or thereafter prior to the publication of financial statements that include at least 30 days of combined operations of Norwest and the Bank after the Effective Time of the Consolidation could preclude pooling of interests accounting treatment of the Consolidation.

     The Consolidation Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Consolidation. It is a condition to the consummation of the Consolidation that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX effective upon official notice of issuance.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

     For those stockholders who elect to participate in Norwest's Dividend Reinvestment and Optional Cash Payment Plan, dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Consolidation, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of the Bank who receive Norwest Common Stock in the Consolidation will have the right to participate therein.

ACCOUNTING TREATMENT

     Notwithstanding any provision of the Consolidation Agreement to the contrary, management of Norwest has decided that the Consolidation will be accounted for as a purchase in accordance with generally accepted accounting principles.

EXPENSES

     Norwest and the Bank will each pay their own expenses in connection with the Consolidation and the transactions contemplated thereby, including fees and expenses of their respective accountants and counsel.

                           INFORMATION ABOUT THE BANK

BUSINESS AND PROPERTY OF THE BANK

     GENERAL. The Bank is a national bank headquartered in Kerrville, Texas, that provides retail and commercial banking services to its customers through three community banking offices, two offices being located in Kerrville and the third located in the adjacent town of Ingram. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). At June 30, 1994, the Bank had total assets of $204.2 million, deposits of $187.0 million, and stockholders' equity of $16.7 million. The Bank was chartered as a state bank in 1907 and converted to a national bank in 1959.

     The Bank provides a wide range of banking services for its retail and commercial customers, including real estate loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, home improvement and other personal loans, NOW checking, savings and time accounts, and trust services. The Bank provides 24-hour access to routine banking services through its automated teller machines.

     The Bank's business strategy has been to develop long-term customer relationships, maintain high quality service and respond quickly to the needs of its customers. The Bank supports active participation of its personnel in local charitable, civic, school, and church activities. The Bank has installed data processing and telecommunications systems and facilities to adequately service its customers and its growth in the area. The Bank's customers are located primarily in Kerr County, Texas.

     COMPETITION. The Bank is subject to competition in all aspects of its business from other banks and financial institutions in its immediate market area as well as those located in San Antonio. The Bank has been able to compete effectively by emphasizing customer service, establishing long-term customer relationships, and building customer loyalty through providing the products and personal services designed to meet the specific needs of its customers.

     EMPLOYEES. At June 30, 1994, the Bank had 98 full-time employees (which includes 31 officers) and 25 part-time employees.

     BANKING LOCATIONS. The main facility of the Bank is located at 301 Junction Highway in Kerrville, Texas. The main facility is a three-story building and consists of a walk-in lobby, a commercial lobby, executive offices, administrative offices and eight drive-in lanes. The Bank's second facility is located at 222 Sidney Baker South in a six-story condominium building. The Bank owns the first and second floors of this building, and its facilities include a walk-in lobby, offices and five drive-in teller lanes. The Bank's third facility is in a two-story building located at 110 Highway 27 East in Ingram, Texas, which was purchased by the Bank from the FDIC in September 1990. The Ingram facility also consists of a bank lobby, offices, and four drive-in teller lanes.

ENVIRONMENTAL PROTECTION CONSIDERATIONS

     It is a condition to Norwest's obligation to consummate the Consolidation that there be no reasonable basis for an environmental proceeding, claim, or action that could result in liability which could reasonably be expected to have a material adverse effect on the Bank. The Bank is aware of no such potential proceeding, claim, or action.

MARKET PRICES AND DIVIDENDS

     Other than director qualifying shares, the outstanding shares of the Bank are owned by one individual. Therefore, there is not an established trading market for Bank Common Stock. As of the record date for the Special Meeting, there were nine holders of record of shares of Bank Common Stock and 25,000 shares outstanding.

     The Bank paid dividends on its Common Stock of $20.00 and $6.00 per share in fiscal years 1993 and 1992, respectively, and no dividends were paid in fiscal year 1991 or to date in 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS)

                                                       SIX MONTHS
                                                     ENDED JUNE 30         YEARS ENDED DECEMBER 31
                                                    ----------------    -----------------------------
                                                     1994      1993      1993       1992       1991
                                                    ------    ------    -------    -------    -------
Condensed income statement:
  Interest income................................   $6,415    $5,584    $12,139    $11,927    $14,426
  Interest expense...............................    1,983     1,772      3,892      4,716      7,978
                                                    ------    ------    -------    -------    -------
     Net interest income.........................    4,432     3,812      8,247      7,211      6,448
  Provision for loan losses......................       --        --     (1,500)       135      1,166
                                                    ------    ------    -------    -------    -------
     Net interest income after provision for loan
       losses....................................    4,432     3,812      9,747      7,076      5,282
  Noninterest income.............................    1,590     1,644      2,939      1,905      2,025
  Noninterest expense............................    3,650     2,999      7,008      5,721      5,592
                                                    ------    ------    -------    -------    -------
     Income before income taxes..................    2,372     2,457      5,678      3,260      1,715
  Income tax expense.............................      768       825      1,786      1,116        572
                                                    ------    ------    -------    -------    -------
  Income before extraordinary item...............    1,604     1,632      3,892      2,144      1,143
  Extraordinary item.............................       --        --         --        288        572
                                                    ------    ------    -------    -------    -------
     Net income..................................   $1,604    $1,632    $ 3,892    $ 2,432    $ 1,715
                                                    ======    ======    =======    =======    =======
  Net income per share:..........................   $64.16    $65.28    $155.68    $ 97.28    $ 68.60
                                                    ======    ======    =======    =======    =======
  Number of Shares Outstanding...................   25,000    25,000     25,000     25,000     25,000

                                                                                   YEARS ENDED
                                                               SIX MONTHS          DECEMBER 31
                                                              ENDED JUNE 30    --------------------
                                                                  1994           1993        1992
                                                              -------------    --------    --------
Financial ratios:
  Return on average assets.................................         1.56%         2.10%       1.47%
  Return on average equity.................................        19.76%        28.10%      21.55%
  Net interest margin......................................         4.77%         4.94%       4.87%
Average balance sheet data:
  Loans, net...............................................     $  92,366      $ 79,554    $ 70,204
  Total assets.............................................       206,859       185,580     165,389
  Deposits.................................................       189,199       170,311     152,717
  Stockholders' equity.....................................        16,375        13,852      11,285
Period-end balance sheet data:
  Loans, net...............................................        91,538        93,954      72,174
  Total assets.............................................       204,170       214,356     170,930
  Deposits.................................................       187,002       193,622     158,143
  Stockholders' equity.....................................        16,706        15,633      12,241

GENERAL

     The following is management's discussion and analysis of the significant factors affecting the Bank's results of operations and financial condition. This should be read in conjunction with the audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

FINANCIAL CONDITION

     Total assets decreased by $10,186,000 during the first six months of 1994 to $204,170,000 at June 30, 1994 following an increase of $43,426,000 during 1993 to $214,356,000 at December 31, 1993. The 1994 decrease was primarily due to decreases in investments and net loans. The 1993 increase was due to the purchase of the Bank of Kerrville (BOK) in July 1993. BOK was a state-chartered community bank located in Kerrville, Texas, with approximately $52 million in total assets.

     Loans decreased $2,416,000 during the first six months of 1994 to $91,538,000 at June 30, 1994. Investments decreased $4,315,000 during the first six months of 1994 to $87,325,000 at June 30, 1994. These decreases during the first six months of 1994 were offset by reductions in deposits of $6,620,000, primarily due to low interest rates and the outflow of interest-bearing deposits to alternative deposit products (annuities and mutual funds), as well as the loss of some deposits after the acquisition of BOK for customers exceeding the FDIC insurance coverage amounts.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1994, AND 1993

     General

     The Bank's net income decreased 1.72 percent to $1,604,000 for the six months ended June 30, 1994 from $1,632,000 for the six months ended June 30, 1993. During this period, the Bank's net interest income increased to $4,432,000 from $3,812,000. Noninterest income, excluding gains on sales of securities and other real estate owned, increased $184,000 to $1,127,000 in 1994 from $943,000 in 1993, which includes an 11.90 percent increase in trust fees to $349,000 in 1994 from $312,000 in 1993. Net gains on sales of securities decreased $203,000 to $247,000 in 1994 from $450,000 in 1993. Operating expenses increased $651,000 to $3,650,000 in 1994 from $2,999,000 in 1993. The increase was primarily due to increased costs (occupancy, salaries, data processing, etc.) associated with the BOK acquisition. Return on average assets and return on average equity on an annualized basis were 1.56 percent and 19.76 percent, respectively, for the six month period ended June 30, 1994, compared with 1.97 percent and 24.66 percent, respectively, for the same period in 1993. Total assets decreased 4.75 percent to $204,170,000 at June 30, 1994, from $214,356,000 at December 31, 1993. During the same period, gross loans decreased $2,319,000 and investment securities decreased $4,315,000. The decrease in loans is primarily due to accelerated prepayments while the decrease in securities is primarily due to the loss of interest bearing deposits to higher yielding alternative deposit products such as mutual funds and annuities.

     Net Interest Margin

     The Bank's taxable-equivalent net interest margin decreased on an annualized basis to 4.77 percent for the six months ended June 30, 1994, from
5.09 percent for the six months ended June 30, 1993. Taxable-equivalent interest income increased 15.45 percent to $6,485,000 from $5,617,000, and interest expense increased 11.90 percent to $1,983,000 from $1,772,000. The increase in interest income and expense resulted primarily from increased volumes (BOK).

     Noninterest Income and Expense

     The $184,000 increase in noninterest income, excluding gains on sales of securities and other real estate, during the first six months of 1994 mainly resulted from service charges on an increased deposit base (BOK) and trust fees. Noninterest expense increased $651,000 during the first six months of 1994 compared to the same period in 1993. This increase resulted primarily from increases in salaries and benefits, occupancy, and data processing costs resulting from the BOK acquisition.

     The following table presents a summary of operating expenses and percentage changes (dollars in thousands):

                                                                 SIX MONTHS ENDED
                                                                      JUNE 30           PERCENTAGE
                                                                 -----------------      INCREASE/
                                                                  1994       1993       (DECREASE)
                                                                 ------     ------      ----------
Salaries and employee benefits................................   $1,604     $1,232        30.19%
Net occupancy.................................................      208        116        79.31%
Data processing...............................................      282        203        38.92%
FDIC assessment...............................................      213        195         9.23%
Other expense (Plus Tax Equiv Adj)............................    1,343      1,253         7.18%
                                                                 ------     ------
                                                                 $3,650     $2,999        21.71%
                                                                 ======     ======

     Total operating expenses increased to $3,650,000 for the first six months of 1994 compared to $2,999,000 for the first six months of 1993; however, there are no associated costs of BOK included in 1993.

COMPARISON OF YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991

     General

     The Bank's net income increased to $3,892,000 for the year ended December 31, 1993, compared to $2,432,000 for the year ended December 31, 1992 and $1,715,000 for the year ended December 31, 1991. Return on average assets and return on average equity were 2.10 percent and 28.10 percent, respectively, for 1993 as compared to 1.47 percent and 21.55 percent, respectively, for 1992. Total assets increased $43,426,000 to $214,356,000 at December 31, 1993 from $170,930,000 at December 31, 1992. Gross loans increased $21,032,000 and investment securities increased $23,043,000 in 1993. Deposits increased $35,479,000 in 1993 as the result of an increase of $10,387,000 in noninterest-bearing deposits and an increase of $25,092,000 in interest-bearing deposits. These increases in loans, securities, and deposits primarily resulted from the acquisition of BOK.

     Net Interest Income

     The Bank's taxable-equivalent net interest income to average earnings assets increased to 4.94 percent in 1993 from 4.87 percent in 1992 and 4.11 percent in 1991. Taxable-equivalent interest income was $12,220,000 for the year ended December 31, 1993, compared to $11,963,000 for December 31, 1992, and $14,452,000 for December 31, 1991. Interest expense decreased 17.45 percent to $3,893,000 for the year ended December 31, 1993, compared to $4,716,000 for December 31, 1992 and $7,978,000 for December 31, 1991. Taxable-equivalent yield on interest-bearing assets was 7.20 percent in fiscal 1993 compared to 8.02 percent and 9.17 percent for fiscal 1992 and 1991, respectively. The average cost of interest-bearing liabilities was 2.68 percent in fiscal 1993 compared to
3.51 percent and 5.57 percent for fiscal 1992 and 1991, respectively.

     Allowance for Loan Losses

     The allowance for loan losses is established by a charge to income as a provision for loan losses. Actual loan losses or recoveries are charged or credited directly to this allowance. The provision for loan losses is based on management's estimate of the amounts required to maintain an allowance adequate to reflect losses inherent in the loan portfolio at the balance sheet date; however, ultimate losses may vary from the current estimates. In estimating losses, consideration is given to the financial condition of the borrower, guarantor, current and anticipated economic conditions and collateral values. These estimates are reviewed periodically, and adjustments to either increase or decrease the allowance are reported in earnings in the period in which they become known.

     Management believes that the Bank's allowance for loan losses is adequate to cover known or anticipated losses. There can be no assurance, however, that management will not decide to increase the allowance for loan losses or that regulators, when reviewing the Bank's loan portfolios in the future, will not request the Bank to increase such allowance, either of which could adversely affect the Bank's earnings. Further, there can be no assurance that the Bank's actual loan losses will not exceed it's allowance for loan losses.

     The Bank's provision (reversion) for loan losses was ($1,500,000), $135,000, and $1,166,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The reversion in 1993 was made after extensive analysis of the Bank's loan loss reserve and was primarily attributable to decreases in actual losses, recoveries on previously charged off loans and the overall economic recovery in Texas.

     Noninterest Income and Expense

     Noninterest income, excluding gains on sales of securities and other real estate increased $280,000 to $2,142,000 for the year ended December 31, 1993, compared to $1,862,000 and $1,526,000 for the years ended 1992 and 1991, respectively. Gains on sales of securities were $460,000, $14,000 and $499,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

     Gains on the sales of other real estate owned were $337,000 and $29,000 for the years ended December 31, 1993 and 1992, respectively.

     Noninterest expense increased $1,287,000 to $7,008,000 for the year ended December 31, 1993, compared to $5,721,000 and $5,592,000 for the years ended 1992 and 1991, respectively. The following table presents a summary of operating expenses and percentage changes (dollars in thousands):

                                                                                 PERCENTAGE INCREASE
                                                                                     (DECREASE)
                                                                                 -------------------
                                                    1993      1992      1991     1992/93     1991/92
                                                   ------    ------    ------    -------     -------
Salaries and employee benefits..................   $2,899    $2,307    $2,049     25.66%      12.59 %
Net occupancy...................................      331       231       213     43.29%       8.45 %
Data processing.................................      445       382       275     16.49%      38.91 %
FDIC assessment.................................      445       341       332     30.50%       2.71 %
Other expense...................................    2,888     2,460     2,723     17.40%      (9.66)%
                                                   ------    ------    ------
                                                   $7,008    $5,721    $5,592     22.50%       2.31 %
                                                   ======    ======    ======

     The increase in 1993 is largely attributable to the acquisition of the BOK in July 1993.

CAPITAL RESOURCES

     At December 31, 1993, shareholders' equity was $15.6 million and represented a $3.4 million or 27.87 percent increase from the December 31, 1992 balance of $12.2 million. The increase was due to the retention of earnings less dividends paid. At June 30, 1994, shareholders' equity was $16.7 million and represented a $1.1 million or 7.05 percent increase from December 31, 1993. The increase was due to further retention of earnings.

     Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance-sheet obligations. Under the rules effective December 31, 1993, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital) which must be at least 4.00 percent of risk-weighted assets, and a minimum level of total capital of at least 8.00 percent of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses. The Bank's actual risk-based capital, risk-based capital requirements and excess risk-based capital at June 30, 1994, December 31, 1993 and December 31, 1992 are summarized as follows (dollars in thousands):

                                             JUNE 30, 1994       DECEMBER 31, 1993     DECEMBER 31, 1992
                                           ------------------    ------------------    ------------------
                                           AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                           -------    -------    -------    -------    -------    -------
Tier 1 capital..........................   $16,321     17.06%    $14,735     15.10%    $12,241     15.89%
Allowable portion of allowance for
  losses................................     1,196      1.25%      1,220      1.25%      1,012      1.25%
                                           -------    -------    -------    -------    -------    -------
  Total risk-based capital..............    17,517     18.31%     15,955     16.35%     13,253     17.14%
Risk-based capital requirement..........     7,654      8.00%      7,807      8.00%      6,476      8.00%
                                           -------    -------    -------    -------    -------    -------
Excess risk-based capital...............   $ 9,863     10.31%    $ 8,148      8.35%    $ 6,777      9.14%
                                           =======     ======    =======     ======    =======     ======

     As a supplement to the risk-based capital guidelines, banks must also maintain a minimum ratio of Tier 1 capital to total assets, known as the Tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of Tier 1 capital to total assets of 3.00 percent. At June 30, 1994, the Bank's leverage ratio was
7.48 percent, compared to 8.00 percent at December 31, 1993. This decrease from December 31, 1993 to June 30, 1994, is primarily attributable to the reduction in capital of $531,663 resultant from unrealized holding losses in the Bank's available-for-sale investment portfolio. The decrease in the leverage ratio from December 1992 to December 1993 is attributable to the BOK acquisition.

FUNDING SOURCES AND LIQUIDITY MANAGEMENT

     The Bank is restricted in paying dividends due to the general regulatory capital requirements that apply to all banks. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts.

     The assets of the Bank are primarily funded through the use of borrowings in the form of deposits and short-term borrowings. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The sources of asset liquidity consist of federal funds, maturing loans and investment securities. The Bank's basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

ACCOUNTING PRINCIPLES

     In December 1991, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The standard defines a financial instrument as cash, evidence of an ownership in any entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

     In May 1993, FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 is effective for financial statements issued for fiscal years beginning after December 15, 1993. The new standard will require the classification of securities into three categories: held-to-maturity, available-for-sale, or trading. Investments classified as held-to-maturity are measured at amortized cost only if the reporting enterprise has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term shall be classified as trading securities. Unrealized holding gains and losses shall be included in earnings. Investments not classified as trading securities or held-to-maturity securities shall be classified as available-for-sale. Securities that would be sold in response to changes in market interest rates and securities' prepayment risk, needs for liquidity or changes in the availability and yield on alternative investments are classified as available-for-sale. Unrealized holding gains and losses shall be excluded from earnings and reported as a net amount in a separate component of stockholders' equity (net of deferred taxes) until realized. SFAS No. 115 was adopted as of the beginning of the Bank's fiscal year, January 1, 1994, and, in accordance with SFAS 115, was not applied retroactively.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is effective for financial statements issued for fiscal years beginning after December 15, 1994, although earlier adoption is permitted. The new standard addresses the accounting by creditors for impairment of certain loans, as well as the accounting for troubled debt restructurings. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The standard requires that impaired loans be measured based on the present value of expected future cash flows for each loan discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank will adopt this standard in 1995. Based on the loan portfolio as of June 30, 1994 (unaudited), management believes the implementation of this standard will not have a material effect on the Bank's financial position or results of operations.

                        FIRST NATIONAL BANK OF KERRVILLE
                        SELECTED STATISTICAL DISCLOSURE
                          SUPPLEMENTAL FINANCIAL DATA

                                                                      1993      1992      1991
                                                                     ------    ------    ------
Return on average assets..........................................    2.10%     1.47%     1.01%
Return on average stockholders' equity............................   28.10%    21.55%    18.90%
Average stockholders' equity to average assets....................    7.46%     6.82%     5.34%

SELECTED STATISTICAL DISCLOSURE

     Net Interest Income

     The following tables set forth for the periods indicated information with regard to average balances of assets and liabilities, as well as the dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread (the difference between the average yield on interest-earnings assets and the average cost of interest-bearing liabilities). Net interest income is computed on a fully taxable-equivalent basis to reflect the effect of tax-exempt income earned.

                        FIRST NATIONAL BANK OF KERRVILLE

 DAILY AVERAGE BALANCE SHEET AND RELATED YIELDS AND RATES THREE-YEAR SUMMARY OF
                                   OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                         JUNE 30                                   DECEMBER 31
                                             ---------------------------------------------------------------   -------------------
                                                          1994                             1993                       1993
                                             ------------------------------   ------------------------------   -------------------
                                                                   INTEREST                         INTEREST
                                                                    YIELDS                           YIELDS
                                                                     AND                              AND
                                             BALANCE    INTEREST   RATES(1)   BALANCE    INTEREST   RATES(1)   BALANCE    INTEREST
                                             --------   --------   --------   --------   --------   --------   --------   --------
                   ASSETS
FEDERAL FUNDS SOLD.......................... $  6,122    $  117      3.82%    $ 12,957    $  197      3.04%    $ 10,239   $    317
PURCHASED C.D.'s............................        0         0                      0         0                      0
INVESTMENTS:
 Taxable investment securities..............   84,249     2,206      5.24%      65,221     2,087      6.40%      76,107      4,479
 Nontaxable investment securities...........    5,836       194      6.65%       1,996        91      9.12%       2,661        224
                                             --------   --------              --------   --------              --------   --------
     Total securities.......................   90,085     2,400      5.33%      67,217     2,178      6.48%      78,768      4,703
LOANS:
 Commercial, financial and agricultural.....    8,991       370      8.23%       7,035       295      8.39%       7,929        678
 Consumer...................................    7,284       354      9.72%       5,082       246      9.68%       5,935        583
 Real estate................................   78,356     3,244      8.28%      61,791     2,701      8.74%      68,930      5,939
                                             --------   --------              --------   --------              --------   --------
     Total loans............................   94,631     3,968      8.39%      73,908     3,242      8.77%      82,794      7,200
 Allowance for loan losses..................   (2,265)                          (2,980)                          (3,240)
                                             --------                         --------                         --------
     Net Loans..............................   92,366                           70,928                           79,554
                                             --------                         --------                         --------
     Total earning assets...................  188,573     6,485      6.88%     151,102     5,617      7.43%     168,561     12,220
CASH AND DUE FROM BANKS.....................    7,833                            5,335                            6,400
OTHER ASSETS................................   10,453                            9,510                           10,619
                                             --------                         --------                         --------
     Total assets........................... $206,859                         $165,947                         $185,580
                                             ========                         ==========                       ==========
              LIABILITIES AND
            STOCKHOLDERS' EQUITY
DEPOSITS
 Noninterest-bearing........................ $ 31,318                         $ 21,090                         $ 25,366
 Interest bearing --
   Savings and NOW accounts.................  111,022     1,217      2.19%      82,349       967      2.35%      95,736      2,262
   Time accounts under $100,000.............   38,919       637      3.27%      40,374       671      3.32%      40,916      1,350
   Time accounts over $100,000..............    7,940       122      3.07%       7,819       128      3.27%       8,293        268
                                             --------   --------              --------   --------              --------   --------
     Total interest bearing deposits........  157,881     1,976      2.50%     130,542     1,766      2.71%     144,945      3,880
FEDERAL FUNDS PURCHASED/OTHER BORROWINGS....      498         7      2.81%         455         6      2.64%         696         12
REPURCHASE AGREEMENTS.......................        0         0      0.00%           0         0      0.00%           0          0
                                             --------   --------              --------   --------              --------   --------
     Total interest-bearing liabilities.....  158,379     1,983      2.50%     130,997     1,772      2.71%     145,641      3,892
OTHER LIABILITIES...........................      787                              626                              722
STOCKHOLDERS' EQUITY........................   16,375                           13,234                           13,852
                                             --------                         --------                         --------
     Total liabilities and stockholders'
       equity............................... $206,859                         $165,947                         $185,580
                                             ========                         ==========                       ==========
                                                        --------                                                          --------
 Net interest income........................             $4,502                           $3,845                          $  8,327
                                                        ========                         ========                         =========
 Net interest spread........................                         4.38%                            4.72%
                                                                   =========                        =========
 Net interest spread without
   taxable-equivalent increments............                         4.30%                            4.68%
                                                                   =========                        =========
 Net interest income to earning assets......                         4.77%                            5.09%
                                                                   =========                        =========


                                                                      1992                             1991
                                                         ------------------------------   ------------------------------
                                              INTEREST                         INTEREST                         INTEREST
                                               YIELDS                           YIELDS                           YIELDS
                                                AND                              AND                              AND
                                               RATES     BALANCE    INTEREST    RATES     BALANCE    INTEREST    RATES
                                              --------   --------   --------   --------   --------   --------   --------
                   ASSETS
FEDERAL FUNDS SOLD..........................     3.10%   $  8,807   $    314      3.57%   $ 13,887   $    785      5.65%
PURCHASED C.D.'s............................                2,145         93      4.34%      3,154        228      7.23%
INVESTMENTS:
 Taxable investment securities..............     5.89%     66,206      4,868      7.35%     60,976      5,181      8.50%
 Nontaxable investment securities...........     8.42%      1,304        105      8.05%        644         89     13.82%
                                                         --------   --------              --------   --------
     Total securities.......................    11.94%     67,510      4,973     14.73%     61,620      5,270     17.10%
LOANS:
 Commercial, financial and agricultural.....     8.55%      9,102        724      7.95%     12,954      1,254      9.68%
 Consumer...................................     9.82%      5,087        537     10.56%      4,964        590     11.89%
 Real estate................................     8.62%     58,953      5,321      9.03%     60,261      6,325     10.50%
                                                         --------   --------              --------   --------
     Total loans............................     8.70%     73,142      6,582      9.00%     78,179      8,169     10.45%
 Allowance for loan losses..................               (2,937)                          (2,655)
                                                         --------                         --------
     Net Loans..............................               70,204                           75,524
                                                         --------                         --------
     Total earning assets...................     7.25%    148,666     11,962      8.05%    154,185     14,452      9.37%
CASH AND DUE FROM BANKS.....................                5,706                            4,352
OTHER ASSETS................................               11,017                           11,334
                                                         --------                         --------
     Total assets...........................             $165,379                         $169,871
                                                         ==========                       ==========
              LIABILITIES AND
            STOCKHOLDERS' EQUITY
DEPOSITS
 Noninterest-bearing........................             $ 18,926                         $ 16,409
 Interest bearing --
   Savings and NOW accounts.................     2.36%     75,460      2,255      2.99%     69,726      3,330      4.78%
   Time accounts under $100,000.............     3.30%     47,641      1,995      4.19%     56,889      3,573      6.28%
   Time accounts over $100,000..............     3.23%     10,690        450      4.21%     16,265      1,050      6.46%
                                                         --------   --------              --------   --------
     Total interest bearing deposits........     2.68%    133,791      4,700      3.51%    142,880      7,953      5.57%
FEDERAL FUNDS PURCHASED/OTHER BORROWINGS....     1.72%        467         16      3.43%        474         26      5.49%
REPURCHASE AGREEMENTS.......................     0.00%          0          0      0.00%          0          0      0.00%
                                                         --------   --------              --------   --------
     Total interest-bearing liabilities.....     2.68%    134,258      4,716      3.51%    143,354      7,979      5.57%
OTHER LIABILITIES...........................                  920                            1,039
STOCKHOLDERS' EQUITY........................               11,285                            9,069
                                                         --------                         --------
     Total liabilities and stockholders'
       equity...............................             $165,389                         $169,871
                                                         ==========                       ==========
                                                                    --------                         --------
 Net interest income........................                        $  7,246                         $  6,473
                                                                    =========                        =========
 Net interest spread........................     4.57%                            4.54%                            3.80%
                                              ========                         ========                         ========
 Net interest spread without
   taxable-equivalent increments............     4.52%                            4.51%                            3.79%
                                              ========                         ========                         ========
 Net interest income to earning assets......     4.94%                            4.87%                            4.20%
                                              ========                         ========                         ========

- -------------------------
(1) Annualized.

    Interest and rates are presented on a fully taxable-equivalent basis under a tax rate of 34% for the periods indicated. Nonaccrual loans are included in average loan balances.

                        FIRST NATIONAL BANK OF KERRVILLE

              CHANGES IN RATE AND VOLUME ON A TAX-EQUIVALENT BASIS
                             (AMOUNTS IN THOUSANDS)

                                                  JUNE 30                                     DECEMBER 31
                                         -------------------------    -----------------------------------------------------------
                                          1994 COMPARED WITH 1993       1993 COMPARED WITH 1992        1992 COMPARED WITH 1991
                                         -------------------------    ---------------------------    ----------------------------
                                                   YIELD/                       YIELD/                         YIELD/
                                         VOLUME     RATE     TOTAL    VOLUME     RATE      TOTAL     VOLUME     RATE       TOTAL
                                         ------    ------    -----    ------    -------    ------    ------    -------    -------
INCREASE (DECREASE) IN:
  Interest income --
     Loans............................   $  874    $ (148)   $ 726    $  845    $  (227)   $  618    $(494 )   $(1,093)   $(1,587)
     Taxable investment securities....      316      (197)     119     1,163     (1,552)     (389)     549        (862)      (313)
     Nontaxable investment
       securities.....................      120       (17)     103       114          5       119       27         (11)        16
     Federal funds sold...............     (156)       76      (80)       14        (11)        3     (235 )      (236)      (471)
     Purchased C.D.'s.................        0         0        0       (93)         0       (93)     (60 )       (75)      (135)
                                         ------    ------    -----    ------    -------    ------    ------    -------    -------
       Total..........................    1,154      (286)     868     2,043     (1,785)      258     (213 )    (2,277)    (2,490)
                                         ------    ------    -----    ------    -------    ------    ------    -------    -------
  Interest expense --
     Savings, NOW and time accounts
       less than $100,000.............      286       (70)     216      (224)      (414)     (638)    (214 )    (2,438)    (2,652)
     Time accounts greater than
       $100,000.......................        2        (8)      (6)      (89)       (93)     (182)    (298 )      (302)      (600)
     Federal funds purchased..........        1         0        1        85        (89)       (4)       0         (10)       (10)
     Repurchase agreements............        0         0        0         0          0         0        0           0          0
                                         ------    ------    -----    ------    -------    ------    ------    -------    -------
       Total..........................      289       (78)     211      (228)      (596)     (824)    (512 )    (2,750)    (3,262)
                                         ------    ------    -----    ------    -------    ------    ------    -------    -------
  INCREASE IN NET INTEREST INCOME.....   $  865    $ (208)   $ 657    $2,271    $(1,189)   $1,082    $ 299     $   473    $   772
                                         ======     =====     ====    ======    =======    ======    ======    =======    =======

     This table shows the components of the change in net interest income by volume and rate on a taxable-equivalent basis. The effect of changes in rates on volume changes is allocated based on the percentage relationship of changes in volume and changes in rate. This table does not take into account the level of noninterest-bearing funding nor does it fully reflect changes in the mix of assets and liabilities.

                        FIRST NATIONAL BANK OF KERRVILLE

                     SELECTED STATISTICAL DISCLOSURE LOANS
                             (AMOUNTS IN THOUSANDS)

     This table below sets forth the composition of the Bank's loan portfolio at the dates indicated.

                                                                                     DECEMBER 31
                                             JUNE 30,         -----------------------------------------------------------
                                                1994                 1993                 1992                 1991
                                         -----------------    -----------------    -----------------    -----------------
                                          AMOUNT       %       AMOUNT       %       AMOUNT       %       AMOUNT       %
                                         -------    ------    -------    ------    -------    ------    -------    ------
Commercial, financial and
  agricultural..................         $ 8,951     9.78%   $ 9,133     9.72%   $ 7,785      10.79%    $10,540     14.70%
Consumer........................           7,186     7.85      7,361     7.83      4,816       6.67       4,711      6.57
Real estate.....................          77,115    84.24     78,966    84.05     61,878      85.73      58,160     81.10
Other...........................             589     0.64        700     0.75        649       0.90         961      1.34
                                         -------   ------    -------   ------    -------     ------     -------    ------
  Total Gross Loans.............          93,841   102.52     96,160   102.35     75,128     104.09      74,372    103.71
Less -- Allowance for
loan loss.......................          (2,303)   -2.52     (2,206)   -2.35     (2,954)     -4.09      (2,658)    -3.71
                                         -------   ------    -------   ------    -------     ------     -------    ------
Loans, net......................         $91,538   100.00%   $93,954   100.00%   $72,174     100.00%    $71,714    100.00%
                                         =======   ======    =======   ======    =======     ======     =======    ======


                                                                  DECEMBER 31
                                                    --------------------------------------
                                                           1990                 1989
                                                    -----------------    -----------------
                                                     AMOUNT       %       AMOUNT       %
                                                    -------    ------    -------    ------
Commercial, financial and
  agricultural......................               $16,222     20.87%    $19,033    22.58%
Consumer............................                 4,566      5.87       4,873     5.78
Real estate.........................                58,443     75.18      62,996    74.72
Other...............................                   809      1.04         289     0.34
                                                   -------    ------     -------   ------
  Total Gross Loans.................                80,040    102.96      87,191   103.42
Less -- Allowance for
loan loss...........................                (2,298)    -2.96      (2,881)   -3.42
                                                   -------    ------     -------   ------
Loans, net..........................               $77,742    100.00%    $84,310   100.00%
                                                   =======    ======     =======   ======

                        FIRST NATIONAL BANK OF KERRVILLE

                        SELECTED STATISTICAL DISCLOSURE
                              NONPERFORMING ASSETS
                             (AMOUNTS IN THOUSANDS)

     The following table sets forth information concerning the Bank's nonperforming assets as of the dates indicated:

                                                                         DECEMBER 31
                                         JUNE 30,    ---------------------------------------------------
                                           1994       1993       1992       1991       1990       1989
                                         --------    -------    -------    -------    -------    -------
Nonperforming loans:
  Nonaccrual loans....................   $  1,778    $ 2,022    $ 2,530    $ 3,796    $ 6,860    $10,536
  Restructured loans..................          0        929        442      2,285        798        809
                                         --------    -------    -------    -------    -------    -------
Total nonperforming loans.............      1,778      2,951      2,972      6,081      7,658     11,345
Other real estate owned, net..........      2,258      2,606      5,052      6,926      5,145      5,613
Total nonperforming assets............      4,036      5,557      8,024     13,007     12,803     16,958
Loans past due 90 days or more........        513        252        324        309      3,220      1,779
Allowance for loan losses.............     (2,303)    (2,206)    (2,954)    (2,658)    (2,871)    (2,900)
Ratio of total nonperforming assets to
  total assets........................       1.98%      2.59%      4.69%      7.81%      7.28%     11.53%
Ratio of total nonperforming loans to
  total gross loans...................       1.89%      3.07%      3.96%      8.18%      9.57%     13.01%
Ratio of allowance for loan losses to
  total nonperforming loans...........     129.53%     74.75%     99.39%     43.71%     37.49%     25.56%

                        FIRST NATIONAL BANK OF KERRVILLE

                        SELECTED STATISTICAL DISCLOSURE
                           ALLOWANCE FOR LOAN LOSSES
                             (AMOUNTS IN THOUSANDS)

     The following table sets forth information regarding changes in the Bank's allowance for loan losses (ALL) for the periods indicated.

                                        SIX MONTHS                  YEAR ENDED DECEMBER 31
                                        ENDED JUNE    ---------------------------------------------------
                                         30, 1994      1993       1992       1991       1990       1989
                                        ----------    -------    -------    -------    -------    -------
Balance of allowance for loan losses
  at beginning of period.............    $  2,206     $ 2,954    $ 2,658    $ 2,298    $ 2,881    $ 1,872
Reserve on loans purchased from
  BOK................................          --         876         --         --         --         --
                                        ----------    -------    -------    -------    -------    -------
                                            2,206       3,830      2,658      2,298      2,881      1,872
Charge-offs:
  Commercial.........................           0          15         33        104        428        374
  Consumer...........................          56          92         66         87         70        137
  Real Estate........................          67         634        391      1,104      2,247      2,676
  Other..............................           0           0          0          0          0          0
                                        ----------    -------    -------    -------    -------    -------
     Total charge-offs...............         123         741        490      1,295      2,745      3,187
                                        ----------    -------    -------    -------    -------    -------
Recoveries:
  Commercial.........................          24         107        124        183        208         77
  Consumer...........................         151          98         50         43         62         85
  Real Estate........................          45         412        477        263        530        248
  Other..............................           0           0          0          0          0          0
                                        ----------    -------    -------    -------    -------    -------
     Total recoveries................         220         617        651        489        800        410
                                        ----------    -------    -------    -------    -------    -------
Net recoveries (charge-offs).........          97        (124)       161       (806)    (1,945)    (2,777)
Provisions for loan losses charged to
  operations.........................           0      (1,500)       135      1,166      1,362      3,786
                                        ----------    -------    -------    -------    -------    -------
Balance of allowance for loan losses
  at end of period...................    $  2,303     $ 2,206    $ 2,954    $ 2,658    $ 2,298    $ 2,881
                                         ========     =======    =======    =======    =======    =======
Average gross loans outstanding
  during period......................    $ 94,632     $82,794    $73,566    $78,179    $85,412    $95,967
                                         ========     =======    =======    =======    =======    =======

                        FIRST NATIONAL BANK OF KERRVILLE

                        SELECTED STATISTICAL DISCLOSURE
                           ALLOWANCE FOR LOAN LOSSES
                             (AMOUNTS IN THOUSANDS)

     The following table sets forth the allowance for loan losses by loan category, based upon management's assessment of the risk associated with such categories, at the dates indicated.

                                                                                 DECEMBER 31
                                                 ---------------------------------------------------------------------------
                            JUNE 30, 1994                 1993                      1992                      1991
                       -----------------------   -----------------------   -----------------------   -----------------------
                        AMOUNT        GROSS       AMOUNT        GROSS       AMOUNT        GROSS       AMOUNT        GROSS
                          OF          LOANS         OF          LOANS         OF          LOANS         OF          LOANS
                       ALLOWANCE   OUTSTANDING   ALLOWANCE   OUTSTANDING   ALLOWANCE   OUTSTANDING   ALLOWANCE   OUTSTANDING
                       ---------   -----------   ---------   -----------   ---------   -----------   ---------   -----------
                                                              (DOLLARS IN THOUSANDS)
Commercial, financial
  and agricultural....  $   309      $ 8,951      $   288      $ 9,133      $   229      $ 7,785      $   350      $10,540
Consumer..............      269        7,186          265        7,361          149        4,816          129        4,711
Real estate...........    1,713       77,115        1,641       78,966        2,564       61,878        2,162       58,160
Other.................       12          589           12          700           12          649           17          961
                        -------     --------      -------    ---------      -------    ---------      -------    ---------
  Total...............  $ 2,303      $93,841      $ 2,206      $96,160      $ 2,954      $75,128      $ 2,658      $74,372
                        =======     ========      =======    =========      =======    =========      =======    =========


                                 1990                      1989
                        -----------------------   -----------------------
                         AMOUNT        GROSS       AMOUNT        GROSS
                           OF          LOANS         OF          LOANS
                        ALLOWANCE   OUTSTANDING   ALLOWANCE   OUTSTANDING
                        ---------   -----------   ---------   -----------

Commercial, financial
  and agricultural....   $   382      $16,222      $   430      $19,033
Consumer..............       109        4,566          133        4,873
Real estate...........     1,792       58,443        2,293       62,996
Other.................        15          809           25          289
                         -------    ---------      -------    ---------
  Total...............   $ 2,298      $80,040      $ 2,881      $87,191
                         =======    =========      =======    =========

                        FIRST NATIONAL BANK OF KERRVILLE

                        SELECTED STATISTICAL DISCLOSURE
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                             (AMOUNTS IN THOUSANDS)

                                                                                                                   DECEMBER
                                                                             JUNE 30, 1994                         31, 1993
                                                            ------------------------------------------------       --------
                                                                         MATURING
                                                            MATURING    AFTER ONE                                  MATURING
                                                             IN ONE        YEAR        MATURING                     IN ONE
                                                            YEAR OR      THROUGH      AFTER FIVE                   YEAR OR
                                                              LESS      FIVE YEARS       YEARS        TOTAL          LESS
                                                            --------    ----------    -----------    -------       --------
Commercial...............................................   $ 5,462      $  3,457       $    32      $ 8,951       $ 5,062
Consumer.................................................     3,726         3,280           180        7,186         3,891
Real Estate..............................................    12,957        49,909        14,249       77,115        13,750
Other....................................................        --           589            --          589            --
                                                            -------     ---------     ---------      -------       -------
                                                            $22,145      $ 57,235       $14,461      $93,841       $22,703
                                                            =======     =========     =========      =======       =======


                                                            MATURING
                                                           AFTER ONE
                                                              YEAR        MATURING
                                                            THROUGH      AFTER FIVE
                                                           FIVE YEARS       YEARS        TOTAL
                                                           ----------    -----------    -------
Commercial...............................................   $  3,274       $   797      $ 9,133
Consumer.................................................      2,856           614        7,361
Real Estate..............................................     33,459        31,757       78,966
Other....................................................        700            --          700
                                                           ---------     ---------      -------
                                                            $ 40,289       $33,168      $96,160
                                                           =========     =========      =======

                                                         DUE IN      DUE AFTER                   DUE IN      DUE AFTER
                                                        ONE YEAR     ONE YEAR      TOTAL        ONE YEAR     ONE YEAR      TOTAL
                                                        ---------    ---------    -------       ---------    ---------    -------
Loans at fixed interest rates........................    $ 7,200      $17,749     $24,949        $ 7,130      $17,961     $25,091
Loans at variable interest rates.....................     14,945       53,947      68,892         15,573       55,496      71,069
                                                        ---------    ---------    -------       ---------    ---------    -------
                                                         $22,145      $71,696     $93,841        $22,703      $73,457     $96,160
                                                        ========     ========     =======       ========     ========     =======

                        FIRST NATIONAL BANK OF KERRVILLE

                        SELECTED STATISTICAL DISCLOSURE
                                  INVESTMENTS
                             (AMOUNTS IN THOUSANDS)

     The following table sets forth the book value of the securities in the Bank's portfolio by type at the dates indicated.

                                                                               DECEMBER 31
                                                           JUNE 30    -----------------------------
                                                            1994       1993       1992       1991
                                                           -------    -------    -------    -------
U.S. Treasury...........................................   $12,545    $12,703    $12,233    $12,280
U.S. Government agencies................................    68,137     73,300     48,980     50,535
State and political subdivisions........................     5,360      4,659      1,529        110
Other...................................................     1,283        978        154        154
Held for Sale securities................................         0          0      5,702          0
                                                           -------    -------    -------    -------
     Total securities...................................   $87,325    $91,640    $68,598    $63,079
                                                           =======    =======    =======    =======

                        FIRST NATIONAL BANK OF KERRVILLE

                        SELECTED STATISTICAL DISCLOSURE
                                  INVESTMENTS
                             (AMOUNTS IN THOUSANDS)

     The following table set forth the book value, maturity and approximate yields of the securities in the Bank's portfolio by type based on contractual maturity at the dates indicated.

                                                           JUNE 30, 1994          DECEMBER 31, 1993
                                                       ---------------------    ---------------------
                 TYPE AND MATURITY                     YIELD(1)      AMOUNT     YIELD(1)      AMOUNT
- ----------------------------------------------------   --------      -------    --------      -------
U.S. Treasury:
  One year or less..................................     5.43%       $   513      0.00%       $     0
  Over one through five years.......................     6.05         12,032      7.02          5,722
  Over five through ten years.......................     0.00              0      7.94          6,981
  Over ten years....................................     0.00              0      0.00              0
                                                       ------        -------    ------        -------
       Total........................................     6.03%       $12,545      7.52%       $12,703
                                                       ======        =======    ======        =======
U.S. Government agencies:
  One year or less..................................     0.00%       $     0      0.00%       $     0
  Over one through five years.......................     5.16          8,274      4.94          5,182
  Over five through ten years.......................     7.21          2,159      6.14          4,145
  Over ten years....................................     5.38         57,704      5.19         63,973
                                                       ------        -------    ------        -------
       Total........................................     5.41%       $68,137      5.23%       $73,300
                                                       ======        =======    ======        =======
States and political subdivisions:
  One year or less..................................     5.26%       $   280      4.24%       $    86
  Over one through five years.......................     6.20          1,727      5.93            910
  Over five through ten years.......................     6.76          3,353      6.83          3,663
  Over ten years....................................     0.00              0      0.00              0
                                                       ------        -------    ------        -------
       Total........................................     6.50%       $ 5,360      6.74%       $ 4,659
                                                       ======        =======    ======        =======
Total investment securities:
  One year or less..................................     5.37%       $   792      4.92%       $    86
  Over one through five years.......................     5.73         22,033      6.03         11,814
  Over five through ten years.......................     6.94          5,513      7.16         14,789
  Over ten years....................................     5.38         57,704      5.19         63,973
                                                       ------        -------    -----  -      -------
       Total........................................     5.57%       $86,042      5.62%       $90,662
                                                       ======        =======    ======        =======
  No contractual maturity...........................     4.72%       $ 1,283      4.75%       $   978
                                                       ------        -------    -----  -      -------
Total Investment Securities.........................     5.56%       $87,325      5.61%       $91,640
                                                       ======        =======    ======        =======

- -------------------------
(1) Yields were determined by dividing aggregate annual interest income by aggregate book value. The yields for tax-exempt securities have been computed on a fully tax equivalent basis using a tax rate of 34%.

     The Bank does not hold securities by any single issuer (other than the U.S. Government) totaling more than 10% of stockholders' equity.

                        FIRST NATIONAL BANK OF KERRVILLE

                        SELECTED STATISTICAL DISCLOSURE
     TIME CERTIFICATES OF DEPOSIT AND OTHER TIME DEPOSITS IN DENOMINATIONS
                     OF $100,000 OR MORE AT INDICATED DATES
                             (AMOUNTS IN THOUSANDS)

                                     UNDER THREE      THREE TO     SIX TO TWELVE     OVER TWELVE
                                        MONTHS       SIX MONTHS       MONTHS           MONTHS        TOTAL(1)
                                     ------------    ----------    -------------    -------------    --------
June 30, 1994.....................      $  461         $1,300         $ 4,076          $ 2,716       $  8,553
December 31, 1993.................       5,217          2,300           1,515                0          9,032
December 31, 1992.................       5,405          2,400           1,200                0          9,005
December 31, 1991.................       7,980          4,605           2,302              250         15,137

- -------------------------
Note (1) Total includes $376, $300 and $1,757 in public fund certificates of deposit greater than $100,000 in 1993, 1992 and 1991 respectively.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and therefore such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS


     Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of June 30, 1994, aggregate dividends of at least $384.2 million without obtaining prior regulatory approval and without reducing the capital of the banks below their respective minimum levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.


     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide the FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

     Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

     Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of

1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Federal law (12 U.S.C. sec.55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of certain of its subsidiary banks, is subject to such provisions.

CAPITAL REQUIREMENTS


     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves. In addition, the Federal Reserve Board's final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At June 30, 1994, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 10.00% and 12.40%, respectively, and Norwest's leverage ratio for the quarter ended June 30, 1994, was 6.85%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.


FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk-adjusted Tier 1 Capital Ratio of at least 6%, and a risk-adjusted Total Capital Ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted Total Capital Ratio of less than 6%, risk-adjusted Tier 1 Capital Ratio of less than 3%, or a Leverage Ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to external and internal audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. The FDIC has also issued proposed rules prescribing standards relating to certain other of the management and operational standards listed above. The full impact of such rule and guidelines and proposed standards on Norwest cannot yet be ascertained.

     FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

     Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank is defined to be "adequately capitalized" if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At June 30, 1994, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE

     Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF member institution will be assigned an annual FDIC assessment rate ranging from 0.23% per annum (for well capitalized Subgroup A institutions) to 0.31% (for undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 0.26% to 0.30%. Norwest incurred $72.4 million of FDIC insurance expense in 1993.

                                    EXPERTS

     The consolidated financial statements of Norwest Corporation and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of First National Bank of Kerrville as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINION

     A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Consolidation Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
S. Stroup, Executive Vice President and General Counsel of Norwest. At June 30, 1994, Mr. Stroup was the beneficial owner of approximately 108,083 shares and held options to acquire 215,931 additional shares of Norwest Common Stock.

                     MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A dated May 13, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of the Bank desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                        FIRST NATIONAL BANK OF KERRVILLE

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                                                                                         PAGE
                                                                                         ----
Report of Independent Public Accountants..............................................   F-2
Consolidated Balance Sheets as of June 30, 1994 (unaudited) and December 31, 1993 and
  1992................................................................................   F-4
Consolidated Statements of Income for the Six Months Ended June 30, 1994 and 1993
  (unaudited) and the Years Ended December 31, 1993, 1992 and 1991....................   F-5
Consolidated Statements of Shareholders' Investment for the Six Months Ended June 30,
  1994 (unaudited) and the Years Ended December 31, 1993, 1992 and 1991...............   F-6
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1994 and 1993
  (unaudited) and the Years Ended December 31, 1993, 1992 and 1991....................   F-7
Notes to Consolidated Financial Statements............................................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of
First National Bank of Kerrville:

     We have audited the accompanying consolidated balance sheets of First National Bank of Kerrville and subsidiary (collectively, the Bank) as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First National Bank of Kerrville and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Houston, Texas
January 28, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of
First National Bank of Kerrville:

     We have audited the accompanying statements of condition of First National Bank of Kerrville (the Bank) as of December 31, 1992 and 1991, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First National Bank of Kerrville as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Houston, Texas
January 28, 1993 (except with respect
  to the matter discussed in Note 11, as
  to which the date is April 30, 1993)

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                    (NOTE 1)

                                                                                DECEMBER 31
                                                       JUNE 30, 1994    ----------------------------
                                                       -------------        1993            1992
                                                        (UNAUDITED)     ------------    ------------
ASSETS
  Cash and due from banks............................  $   6,735,064    $  6,836,748    $  5,347,155
  Federal funds sold.................................      8,225,000      11,550,000      15,400,000
                                                       -------------    ------------    ------------
  Cash and cash equivalents..........................     14,960,064      18,386,748      20,747,155
  Investment securities available for sale...........     84,663,364              --              --
  Investment securities held to maturity.............      2,661,598      91,640,421      62,896,315
  Investment securities held for sale................             --              --       5,701,519
                                                       -------------    ------------    ------------
  Total investment securities, net (Note 3)..........     87,324,962      91,640,421      68,597,834
  Loans, net (Notes 4 and 8).........................     91,537,757      93,953,920      72,173,823
  Premises and equipment, net (Note 5)...............      4,976,862       5,031,643       2,152,152
  Accrued interest receivable........................      1,413,814       1,278,705       1,224,889
  Other real estate owned, net (Note 4)..............      2,258,195       2,606,322       5,052,470
  Core deposit intangible (Note 11)..................        915,956         898,717              --
  Deferred federal income taxes (Note 7).............        590,832         459,504         870,050
  Other assets.......................................        191,425         100,091         111,855
                                                       -------------    ------------    ------------
                                                       $ 204,169,867    $214,356,071    $170,930,228
                                                         ===========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits (Note 6)..................................  $ 187,001,631    $193,621,907    $158,143,130
  Accounts payable and accrued liabilities...........        462,710         512,360         545,615
  Accounts payable to broker (Note 3)................             --       4,588,821              --
                                                       -------------    ------------    ------------
       Total liabilities.............................    187,464,341     198,723,088     158,688,745
                                                       -------------    ------------    ------------
  Commitments and contingencies (Note 9)
  Stockholders' equity (Note 10):
     Common Stock ($100 par value; authorized 50,000
       shares in 1994, 1993 and 1992; issued and
       outstanding $25,000 shares in 1994, 1993 and
       1992).........................................      2,500,000       2,500,000       2,500,000
     Capital Surplus.................................      2,640,000       2,640,000       2,640,000
     Unrealized Holding Losses, net of taxes.........       (531,663)
     Retained Earnings...............................     12,097,189      10,492,983       7,101,483
                                                       -------------    ------------    ------------
       Total stockholders' equity....................     16,705,526      15,632,983      12,241,483
                                                       -------------    ------------    ------------
                                                       $ 204,169,867    $214,356,071    $170,930,228
                                                         ===========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                                    (NOTE 1)

                                               SIX MONTHS ENDED
                                                   JUNE 30                      YEAR ENDED DECEMBER 31
                                           ------------------------    -----------------------------------------
                                              1994          1993          1993           1992           1991
                                           ----------    ----------    -----------    -----------    -----------
                                                 (UNAUDITED)
INTEREST INCOME:
  Loans, including fees.................   $3,968,342    $3,241,723    $ 7,200,287    $ 6,582,264    $ 8,169,307
  Investment securities --
    Taxable.............................    2,206,607     2,086,803      4,479,456      4,867,708      5,181,248
    Tax-exempt..........................      123,059        58,710        142,749         69,779         63,142
  Time deposits with banks..............           --            --             --         93,006        227,638
  Federal funds sold....................      116,836       196,674        316,558        314,178        784,982
                                           ----------    ----------    -----------    -----------    -----------
         Total interest income..........    6,414,844     5,583,910     12,139,050     11,926,935     14,426,317
                                           ----------    ----------    -----------    -----------    -----------
INTEREST EXPENSE:
  Time Deposits.........................      791,845       819,360      1,661,843      2,555,336      5,118,204
  Savings and money market deposits.....      589,601       549,754      1,154,511      1,153,176      1,583,160
  NOW accounts..........................      594,656       396,602      1,064,649        992,070      1,251,346
  Other.................................        7,055         5,856         11,539         15,657         25,554
                                           ----------    ----------    -----------    -----------    -----------
         Total interest expense.........    1,983,157     1,771,572      3,892,542      4,716,239      7,978,264
                                           ----------    ----------    -----------    -----------    -----------
         Net interest income............    4,431,687     3,812,338      8,246,508      7,210,696      6,448,053
PROVISION FOR LOAN LOSSES (Note 4)......           --            --     (1,500,000)       135,000      1,166,000
                                           ----------    ----------    -----------    -----------    -----------
         Net interest income after
           provision for loan losses....    4,431,687     3,812,338      9,746,508      7,075,696      5,282,053
                                           ----------    ----------    -----------    -----------    -----------
NONINTEREST INCOME:
  Service charges on deposit accounts...      555,794       422,660      1,017,460        851,418        787,870
  Trust service fees....................      349,166       312,498        668,202        620,162        444,227
  Gain on sale of investment
    securities..........................      247,302       450,517        459,517         13,606        499,242
  Gain on sale of other real estate
    owned...............................      216,476       250,964        337,299         29,144             --
  Other.................................      221,628       207,397        456,154        390,538        293,553
                                           ----------    ----------    -----------    -----------    -----------
         Total noninterest income.......    1,590,366     1,644,036      2,938,632      1,904,868      2,024,892
                                           ----------    ----------    -----------    -----------    -----------
NONINTEREST EXPENSE:
  Salaries and employee benefits........    1,604,143     1,231,861      2,899,092      2,306,678      2,048,797
  Equipment.............................      200,048       114,196        303,442        221,874        178,206
  Data processing.......................      281,503       202,530        445,065        382,317        274,563
  Communication and supplies............      169,039       151,420        349,880        309,296        321,251
  FDIC assessment.......................      213,419       194,847        444,680        341,017        332,427
  Net occupancy.........................      207,683       115,622        331,162        231,081        213,242
  Operation of other real estate owned,
    net.................................       66,397       116,020        172,679        348,226        289,593
  Write-downs of other real estate
    owned...............................       18,500        55,137        327,460        211,228        305,054
  Legal and professional................      360,008       359,130        666,137        482,404        562,820
  Travel and entertainment..............      164,889       122,728        283,739        163,983         81,787
  Other.................................      363,871       335,466        784,371        722,796        984,339
                                           ----------    ----------    -----------    -----------    -----------
         Total noninterest expense......    3,649,500     2,998,957      7,007,707      5,720,900      5,592,079
                                           ----------    ----------    -----------    -----------    -----------
INCOME BEFORE FEDERAL INCOME TAX EXPENSE
  AND EXTRAORDINARY ITEM................    2,372,553     2,457,417      5,677,433      3,259,664      1,714,866
FEDERAL INCOME TAX EXPENSE (Note 7).....      768,347       825,204      1,785,933      1,116,120        571,967
                                           ----------    ----------    -----------    -----------    -----------
INCOME BEFORE EXTRAORDINARY ITEM........    1,604,206     1,632,213      3,891,500      2,143,544      1,142,899
EXTRAORDINARY ITEM, net operating loss
  carryforward (Note 7).................           --            --             --        288,233        571,967
                                           ----------    ----------    -----------    -----------    -----------
NET INCOME..............................   $1,604,206    $1,632,213    $ 3,891,500    $ 2,431,777    $ 1,714,866
                                           ==========    ==========    ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992,
            AND THE SIX MONTH PERIOD ENDED JUNE 30, 1994 (UNAUDITED)
                                    (NOTE 1)

                                COMMON STOCK                      UNREALIZED                        TOTAL
                            --------------------     CAPITAL        HOLDING       RETAINED      STOCKHOLDERS'
         BALANCE            SHARES      AMOUNT       SURPLUS      LOSSES, NET     EARNINGS         EQUITY
- -------------------------   ------    ----------    ----------    -----------    -----------    -------------
December 31, 1991........   25,000    $2,500,000    $2,640,000     $       --    $ 4,819,706     $  9,959,706
  Cash Dividend..........       --            --            --             --       (150,000)        (150,000)
  Net Income.............       --            --            --             --      2,431,777        2,431,777
                            ------    ----------    ----------    -----------    -----------    -------------
December 31, 1992........   25,000    $2,500,000    $2,640,000     $       --      7,101,483       12,241,483
  Cash Dividend..........       --            --            --             --       (500,000)        (500,000)
  Net Income.............       --            --            --             --      3,891,500        3,891,500
                            ------    ----------    ----------    -----------    -----------    -------------
December 31, 1993........   25,000    $2,500,000    $2,640,000             --    $10,492,983     $ 15,632,983
  Unrealized Holding
     Losses, net of
     taxes...............       --            --            --       (531,663)            --         (531,663)
  Net Income.............                                                          1,604,206        1,604,206
                            ------    ----------    ----------    -----------    -----------    -------------
June 30, 1994
  (Unaudited)............   25,000    $2,500,000    $2,640,000     $ (531,663)   $12,097,189     $ 16,705,526
                            ======     =========     =========      =========     ==========       ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                    (NOTE 2)

                                            SIX MONTHS ENDED JUNE 30               YEAR ENDED DECEMBER 31
                                           ---------------------------   ------------------------------------------
                                               1994           1993           1993           1992           1991
                                           ------------   ------------   ------------   ------------   ------------
                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before extraordinary item........ $  1,604,206   $  1,632,213   $  3,891,500   $  2,143,544   $  1,142,899
  Adjustments to reconcile net income to
    net cash provided by operating
    activities --
      Gain on sale of investment
         securities.......................     (247,302)      (450,517)      (459,517)       (13,606)      (499,242)
      Provision for loan losses...........           --             --     (1,500,000)       135,000      1,166,000
      Write-downs of other real estate
         owned............................       18,500         55,137        327,460        211,228        305,054
      Depreciation and amortization.......      448,951        198,329        736,027        375,357        168,837
      Gain on sale of other real estate
         owned............................     (216,476)      (250,964)      (337,299)       (29,144)            --
      Deferred tax provision, net of
         extraordinary item...............     (131,328)      (270,791)       410,546         56,395        177,758
      Changes in assets and liabilities --
         Accrued interest receivable......     (135,109)       187,014        267,547         64,850        315,844
      Other assets........................     (168,488)      (315,579)       106,992        259,648       (102,672)
      Accounts payable and accrued
         liabilities......................      (49,650)        60,707       (195,512)      (470,366)      (250,730)
                                           ------------   ------------   ------------   ------------   ------------
         Net cash provided by operating
           activities.....................    1,123,304        845,549      3,247,744      2,732,906      2,423,748
                                           ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease in time deposits with
    banks.................................           --             --             --      3,653,000       (577,000)
  Proceeds from sales of investment
    securities............................    7,229,687      5,876,030      5,884,758        860,089     11,744,903
  Proceeds from maturities of investment
    securities............................   13,137,333      7,138,663     23,129,319     17,990,137     17,521,109
  Purchases of investment securities......  (21,113,532)   (12,220,174)   (29,662,488)   (27,488,816)   (28,201,400)
  Net decrease in loans to customers......    2,600,441      1,286,250      2,688,759        289,612      6,128,014
  Additions to premises and equipment.....     (145,466)      (379,281)      (927,035)      (269,144)      (566,097)
  Cash proceeds from the sale of other
    real estate owned.....................      361,825        316,920        458,971        806,097        155,593
  Capitalized expenditures -- other real
    estate................................           --       (129,654)      (241,183)            --             --
  Acquisition of a bank, net of cash paid
    (Note 11).............................           --             --      8,228,701             --             --
                                           ------------   ------------   ------------   ------------   ------------
    Net cash provided by (used in)
      investing activities................    2,070,288      1,888,754      9,559,802     (4,159,025)     6,205,122
                                           ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits.....   (6,620,276)    (6,600,088)   (14,667,953)     5,521,771    (10,907,080)
  Dividends paid on common stock..........           --             --       (500,000)      (150,000)            --
                                           ------------   ------------   ------------   ------------   ------------
    Net cash provided by (used in)
      financing activities................   (6,620,276)    (6,600,088)   (15,167,953)     5,371,771    (10,907,080)
                                           ------------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................   (3,426,684)    (3,865,785)    (2,360,407)     3,945,652     (2,278,210)
CASH AND CASH EQUIVALENTS, beginning of
  period..................................   18,386,748     20,747,155     20,747,155     16,801,503     19,079,713
                                           ------------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS,
  end of period........................... $ 14,960,064   $ 16,881,370   $ 18,386,748   $ 20,747,155   $ 16,801,503
                                           =============  =============  =============  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accounting and reporting policies of the First National Bank of Kerrville (the Bank) conform to generally accepted accounting principles and to general practices within the banking industry. A description of the more significant of these policies follows.

     Interim Consolidated Financial Statements (Unaudited)

     The consolidated balance sheet as of June 30, 1994 and the related consolidated statements of income, stockholders' equity and cash flows for the six months ended June 30, 1994 and 1993, are unaudited and are not covered by the report of independent public accountants. However, in the opinion of management, these interim consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited six-month period ended June 30, 1994 are not necessarily indicative of the results which may be expected for the entire 1994 fiscal year.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, WNB Asset Management, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Investment Securities

     Investment securities are stated at cost, adjusted for the amortization of premiums and the accretion of discounts, which are recognized on the effective yield method as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

     Temporary changes in the market value of investment securities are not recognized since it is generally management's intention to hold such securities to maturity. Investment securities held-for-sale represent those securities specifically identified by management for disposition and are stated at the lower of cost or market value. The estimated market value of investment securities held-for-sale was $6,158,721 at December 31, 1992. The Bank had no investment securities held-for-sale at December 31, 1993.

     In May, 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 is effective for financial statements issued for fiscal years beginning after December 15, 1993. The new standard requires the classification of securities into three categories: held-to-maturity, available-for-sale or trading. Investments classified as held-to-maturity are measured at amortized cost only if the reporting enterprise has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term shall be classified as trading securities. Unrealized holding gains and losses shall be included in earnings. Investments not classified as trading securities or held-to-maturity securities shall be classified as available-for-sale. Securities that would be sold in response to changes in market interest rates and the securities' prepayment risk, needs for liquidity or changes in the availability and yield on alternative investments are classified as available-for-sale. Unrealized holding gains and losses shall be excluded from earnings and reported as a net amount in a separate component of stockholders' equity (net of deferred taxes) until realized. SFAS No. 115 was initially applied as of the beginning of the Bank's fiscal year, January 1, 1994, and, in accordance with SFAS 115, was not applied retroactively. The Bank had $90,291,332 of securities which were reflected as available-for-sale as

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

of January 1, 1994. These securities will be reported at fair value and any net unrealized gains and losses recorded as a separate component of stockholder's equity (net of deferred taxes). As of January 1, 1994, this classification resulted in unrealized appreciation of $2,056,521. This was reflected as an increase to available-for-sale securities of $2,056,521 and a corresponding increase to stockholders' equity and deferred tax liabilities of $1,357,304 and $699,217, respectively. As of June 30, 1994 (unaudited), the Bank had unrealized holding losses of $805,546 reflected in the available-for-sale portfolio, a corresponding decrease to stockholders' equity of $531,663, and a deferred tax asset of $273,883.

     Loans

     Interest earned on commercial and real estate loans is accrued daily based upon the principal amounts outstanding. Interest on installment loans is recorded on the level-yield method. The recognition of income on a loan is discontinued, and previously accrued interest is reversed, when interest or principal payments become 90 days past due unless, in the opinion of management, the outstanding principal and interest are both well secured and in process of collection. Loans to customers whose financial conditions have deteriorated and for which management has serious doubt as to the ability of the borrowers to comply with their loan repayment terms are considered for nonaccrual status whether or not the loans are 90 days or more past due. Subsequent cash payments received are applied to the principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of the loan. If cash payments received relate to a loan previously charged off, in whole or in part, payments not applied to the remaining principal balance are recorded as recoveries.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is effective for financial statements issued for fiscal years beginning after December 15, 1994, although earlier adoption is permitted. The new standard addresses the accounting by creditors for impairment of certain loans, as well as the accounting for troubled debt restructurings. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The standard requires that impaired loans be measured based on the present value of expected future cash flows for each loan discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank will adopt this standard in 1995. Based on the loan portfolio as of June 30, 1994 (unaudited), management believes the implementation of this standard will not have a material effect on the Bank's financial position or results of operations.

     Allowance for Loan Losses

     The allowance for loan losses is established by a charge to income as a provision for loan losses. Actual loan losses or recoveries are charged or credited directly to this allowance. The provision for loan losses is based on management's estimate of the amounts required to maintain an allowance adequate to reflect losses inherent in the loan portfolio at the balance sheet date; however, ultimate losses may vary from the current estimates. In estimating losses, consideration is given to the financial condition of the borrower, guarantor, current and anticipated economic conditions and collateral values. These estimates are reviewed periodically, and adjustments to either increase or decrease the allowance are reported in earnings in the period in which they become known.

     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over estimated useful lives ranging from 5 to 40 years for building and improvements

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

and from 3 to 20 years for furniture and equipment. Repairs and maintenance are charged to expense as incurred, and expenditures for renewals and betterments which materially increase the value of the premises and equipment and have a benefit over more than one accounting period are capitalized.

     Other Real Estate Owned

     Assets acquired, either formally (in full or partial settlement of loan obligations) or through substantive foreclosure, are recorded at the lower of the loan balance or estimated fair value. Additional writedowns for estimated losses are subsequently provided when the carrying value of the real estate exceeds its fair value less estimated selling costs. Subsequent write-downs are reported in earnings in the period in which they become known. Other real estate owned incudes loans of $815,034 at December 31, 1992, classified as in-substance foreclosures." The Bank had no "in-substance foreclosures" at December 31, 1993.

     Federal Income Taxes

     In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes," effective for fiscal years beginning after December 15, 1992. The new standard allows the recognition of deferred tax assets and liabilities based on the expected future tax consequences of existing differences between financial reporting and tax reporting base of assets and liabilities and operating loss and tax credit carry forwards for tax purposes. As of January 1, 1993, the new standard was adopted by the Bank, and this change did not have a significant impact on the Bank's financial position or results of operations.

     Recognition of Loan Origination Fees and Costs

     Loan origination and commitment fees paid by borrowers, net of loan origination costs, are deferred and amortized as an adjustment to interest income over the contractual life of the related loans using a method which approximates the interest method. If a commitment expires unexercised, the commitment fee is recognized as income.

     Fair Value of Financial Instruments

     In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The standard defines a financial instrument as cash, evidence of an ownership in any entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

     The following represents the methodology and assumptions used to estimate the fair value of the Bank's financial instruments presented below. The Bank operates as a going concern and, except for its investment securities portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon sale, settlement or maturity of the various instruments could be significantly different. Fair value estimates, methods and assumptions for investment securities, loans, deposits and off balance sheet financial instruments are set forth in the notes to the consolidated financial statements. Cash and due from banks, federal funds sold, accrued interest receivable

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

and payable and certain other assets and liabilities have been valued at their respective carrying amounts due to their short-term nature.

     Reclassifications

     Certain reclassifications have been made to previously reported amounts to make them consistent with current reporting.

2. STATEMENTS OF CASH FLOWS:

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Cash paid for interest was approximately $3,873,300, $4,889,000 and $8,202,000 and cash paid for federal income taxes was approximately $1,364,000, $1,372,000 and $212,000 during 1993, 1992 and 1991, respectively.

     Noncash transactions representing the transfer of other real estate owned to performing loans totaled $2,110,324, $1,874,347 and $1,265,000 during 1993,
1992 and 1991, respectively. Noncash transactions representing the transfer of nonperforming loans to other real estate owned were approximately $245,093, $989,000 and $2,693,000 during 1993, 1992 and 1991, respectively.

3. INVESTMENT SECURITIES:

     The book value, amortized cost and market value of investment securities available-for-sale and held-to-maturity, by type, together with unrealized holding gains and losses as of June 30, 1994 (unaudited), are as follows:

                                                              JUNE 30, 1994 (UNAUDITED)
                                             -----------------------------------------------------------
                                                                                MARKET       UNREALIZED
                                             BOOK VALUE     AMORTIZED COST       VALUE       GAIN/(LOSS)
                                             -----------    --------------    -----------    -----------
AVAILABLE-FOR-SALE
  U.S. Treasury...........................   $12,544,921     $ 12,682,790     $12,544,921     $(137,869)
  U.S. Government agencies................    68,136,988       68,719,359      68,136,988      (582,371)
  State and political subdivisions........     3,981,455        4,066,761       3,981,455       (85,306)
  Other...................................            --               --              --            --
                                             -----------    --------------    -----------    -----------
                                             $84,663,364     $ 85,468,910     $84,663,364     $(805,546)
                                              ==========      ===========      ==========     =========
HELD-TO-MATURITY
  U.S. Treasury...........................   $        --     $         --     $        --     $      --
  U.S. Government agencies................            --               --              --            --
  State and political subdivisions........     1,378,297        1,378,297       1,314,569       (63,728)
  Other...................................     1,283,301        1,283,301       1,283,301            --
                                             -----------    --------------    -----------    -----------
                                             $ 2,661,598     $  2,661,598     $ 2,597,870     $ (63,728)
                                              ==========      ===========      ==========     =========

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

     A comparison of investment securities, excluding those held-for-sale, at book and estimated market values, as determined by an independent broker, as of December 31, 1993 and 1992, respectively, is shown below:

                                                        1993                          1992
                                             --------------------------    --------------------------
                                                              MARKET                        MARKET
                                             BOOK VALUE        VALUE       BOOK VALUE        VALUE
                                             -----------    -----------    -----------    -----------
U.S. Treasury.............................   $12,703,253    $13,986,018    $12,233,546    $12,998,281
U.S. Government agencies..................    73,299,648     74,036,207     48,979,832     49,217,661
State and political subdivisions..........     4,658,930      4,675,664      1,528,737      1,498,011
Other.....................................       978,590        978,590        154,200        154,200
                                             -----------    -----------    -----------    -----------
                                             $91,640,421    $93,676,479    $62,896,315    $63,868,153
                                              ==========     ==========     ==========     ==========

                                                        1993                          1992
                                             --------------------------    --------------------------
                                             UNREALIZED     UNREALIZED     UNREALIZED     UNREALIZED
                                                GAINS         LOSSES          GAINS         LOSSES
                                             -----------    -----------    -----------    -----------
U.S. Treasury.............................   $1,282,765      $      --     $  764,735      $      --
U.S. Government agencies..................      830,663        (94,104)       423,838       (186,009)
State and political subdivisions..........       53,170        (36,436)         1,240        (31,966)
Other.....................................           --             --             --             --
                                             -----------    -----------    -----------    -----------
                                             $2,166,598      $(130,540)    $1,189,813      $(217,975)
                                             ==========     ==========     ==========     ==========

     The book and market values and amortized cost and market values for held-to-maturity securities and available-for-sale securities, respectively, at June 30, 1994 (unaudited), by expected maturity are shown below:

                                                               JUNE 30, 1994 (UNAUDITED)
                                              ------------------------------------------------------------
                                               HELD-TO-       HELD-TO-        AVAILABLE-       AVAILABLE-
                                               MATURITY       MATURITY         FOR-SALE         FOR-SALE
                                              BOOK VALUE    MARKET VALUE    AMORTIZED COST    MARKET VALUE
                                              ----------    ------------    --------------    ------------
Due within one year........................   $       --     $       --      $    860,207     $    859,271
Due after one but within five years........      350,000        344,224        46,513,172       46,042,654
Due after five but within ten years........    1,028,297        970,345        21,944,537       21,779,627
Due after 10 years.........................           --             --        16,150,994       15,981,812
No contractual maturity....................    1,283,301      1,283,301                --               --
                                              ----------    ------------    --------------    ------------
  Total....................................   $2,661,598     $2,597,870      $ 85,468,910     $ 84,663,364
                                               =========     ==========       ===========       ==========

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

     The book and estimated market values of investment securities, excluding those held-for-sale, as of December 31, 1993 and 1992, by expected maturity are shown below:

                                                        1993                          1992
                                             --------------------------    --------------------------
                                                              MARKET                        MARKET
                                             BOOK VALUE        VALUE       BOOK VALUE        VALUE
                                             -----------    -----------    -----------    -----------
Due within one year.......................   $ 5,088,314    $ 5,127,328    $ 3,128,953    $ 3,175,924
Due after one but within five years.......    32,389,849     33,197,288     17,861,964     18,033,622
Due after five but within ten years.......    24,663,128     25,737,752     28,161,079     28,919,446
Due after 10 years........................    28,520,540     28,635,521     13,590,119     13,584,961
No contractual maturity...................       978,590        978,590        154,200        154,200
                                             -----------    -----------    -----------    -----------
     Total................................   $91,640,421    $93,676,479    $62,896,315    $63,868,153
                                              ==========     ==========     ==========     ==========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     Certain U.S. Government agency securities having book and estimated market values of $5,701,519 and $6,158,721, respectively, were designated as held-for-sale by the Bank as of December 31, 1992. During 1993, these held-for-sale securities were sold for $5,884,758, resulting in a gain totaling $459,517. The Bank had no other sales of investment securities in 1993. In June 1992, the Bank sold three U.S. Government agency securities for $860,089 at a gain of $13,606. The sales of the fixed-rate U.S. Government agencies during 1993 and 1992 were made to restructure the investment portfolio into variable-rate instruments in order to reduce the Bank's overall exposure to interest rate risk. In all cases, the sales proceeds were immediately reinvested in adjustable-rate instruments with extended maturities.

     In May 1994, the Bank sold U.S. Treasury Notes for $7,218,865, resulting in a $247,302 gain. Sales proceeds were used to purchase fixed rate U.S. Government agency securities which are maintained in the Bank's available-for-sale portfolio.

     Investment securities having a par value of approximately $3,900,000 and $7,593,000 at December 31, 1993 and 1992, respectively, were pledged to secure public fund deposits and for other purposes required or permitted by law.

     Prior to December 31, 1993, the Bank purchased $4,588,821 of investment securities and recorded such acquisition on the trade date. The settlement date was subsequent to year-end when payment was made.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES AND OTHER REAL ESTATE OWNED:

     The Bank grants commercial, real estate and installment loans to customers primarily in Kerrville, Texas, and the surrounding area. Although the Bank has a diversified loan portfolio, a substantial portion of its

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

debtors' ability to honor their contracts is dependent upon the real estate economic sector. Loans as of June 30, 1994 (unaudited), December 31, 1993 and 1992, are classified in the following categories.

                                                   JUNE 30, 1994
                                                   -------------       1993           1992
                                                    (UNAUDITED)     -----------    -----------
        Commercial..............................    $  8,951,295    $ 9,132,796    $ 7,785,093
        Real Estate.............................      77,203,544     79,040,508     61,933,861
        Installment.............................       7,184,182      7,389,767      4,843,776
        Other...................................         588,956        700,472        648,948
                                                   -------------    -----------    -----------
                                                    $ 93,927,977    $96,263,543    $75,211,678
        Less --
          Unearned Income.......................    $    (87,261)   $  (103,744)   $   (83,945)
          Allowance for loan losses.............      (2,302,959)    (2,205,879)    (2,953,910)
                                                   -------------    -----------    -----------
                                                    $ 91,537,757    $93,953,920    $72,173,823
                                                      ==========     ==========     ==========

     As of December 31, 1993 and 1992, the estimated fair value of the Bank's net loan portfolio was approximately $97,238,000 and $75,793,000, respectively. For purposes of determining the fair value of loans at December 31, 1993 and 1992, the loan portfolio was stratified into various homogeneous groupings having like characteristics and maturities. Expected future cash flows were discounted using a risk-free rate adjusted for certain factors which include credit risk, prepayment risk and an expense and overhead component at year-end for each grouping. The assigned discount rate may or may not be the contractual rate in effect with the obligor. This discount rate is based on the U.S. Treasury yield curve adjusted for credit risk, prepayment risk and expense and overhead factors, which were determined using historical information.

     An analysis of the allowance for loan losses for the six months ended June 30, 1994 (unaudited), and the years ended December 31, 1993, 1992 and 1991, follows:

                                           SIX MONTHS ENDED
                                            JUNE 30, 1994         1993           1992          1991
                                           ----------------    -----------    ----------    -----------
                                             (UNAUDITED)
Balance at beginning of period..........      $2,205,879       $ 2,953,910    $2,658,424    $ 2,298,168
  Reserve on purchased loans (Note
     11)................................              --           875,614            --             --
  Provision for loan losses.............              --        (1,500,000)      135,000      1,166,000
  Loans charged off.....................        (122,566)         (741,402)     (490,780)    (1,294,744)
  Recoveries of loans charged off.......         219,646           617,757       651,266        489,000
                                           ----------------    -----------    ----------    -----------
Balance at end of period................      $2,302,959       $ 2,205,879    $2,953,910    $ 2,658,424
                                           =============        ==========     =========     ==========

     The allowance is maintained at a level which management considers to be adequate to cover estimated losses inherent in the loan portfolio. The Bank's methodology takes into consideration several factors in determining the level of the allowance for loan losses. The components that comprise the allowance include basically two areas: (a) specific allowances on loans and (b) a general allowance based upon a historical moving average and amounts for factors which are considered areas of additional risk.

     Management of the Bank assesses the adequacy of the allowance for loan losses quarterly using a multistep procedure. First, loans are reviewed and categorized as to potential risk based upon an internal grading system. Specific allowances are then established for any loans with identified loss potential after consideration of third-party appraisals of collateral value and management assessments of current economic conditions, guarantor support, cash flows and other circumstances, as appropriate. A general allowance is then determined based upon the historical loss experience of the portfolio as a whole. These estimates are based

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

upon historical data related to type of loan, risk assessment, historical loss experience and other factors. Finally, the historical loss experience is adjusted based on estimates of losses in the portfolio as a whole that cannot be identified with specific loans, taking into consideration local and national economic trends, volume of past due and seriously delinquent loans, nonperforming loans, loan concentrations and other similar factors. These considerations are not limited to previous collection experience and include estimates of the effect of changing business trends and other environmental conditions. As conditions are continually changing, it is necessary for management to review the loan portfolio and market conditions quarterly and make appropriate adjustments to the allowance. Management believes that the allowance for loan losses at June 30, 1994 (unaudited), December 31, 1993 and 1992, was adequate to cover expected losses based on economic circumstances known or anticipated at that time.

     As of December 31, 1993, 1992 and 1991, interest income was not being accrued on loans totaling approximately $2,022,000, $2,530,000 and $3,796,000, respectively. If interest had been recognized at the stated or original rates, interest income would have been increased by approximately $166,000 in 1993, $209,000 in 1992, and $199,000 in 1991.

     As of December 31, 1993 and 1992, restructured loans totaled $928,689 and $442,049, respectively. The effect on net interest income resulting from the difference between the interest recognized on such loans and the interest that would have been recognized at the original rate was $16,883 and $11,682, respectively. Interest income recorded on such loans was approximately $71,000 and $36,000 for the years ended December 31, 1993 and 1992, respectively.

     Assets acquired, either formally (in full or partial settlement of loan obligations) or through substantive foreclosure, are recorded in other real estate owned upon foreclosure at the lower of the loan balance or estimated fair value and totaled $2,606,322 and $5,052,470 at December 31, 1993 and 1992,
respectively. Subsequently, the assets are recorded at the lower of the new cost basis established at foreclosure or fair market values less estimated selling costs. Subsequent valuation adjustments are represented by an allowance against the original basis in the foreclosed asset.

     An analysis of the allowance for foreclosed assets for the years ended December 31, 1993, 1992 and 1991, follows:

                                                        1993           1992          1991
                                                     -----------    ----------    ----------
        Balance at beginning of year..............   $ 1,708,907    $1,580,187    $1,318,189
          Provision for losses....................       327,460       211,228       305,000
          Reductions upon sale of related
             assets...............................    (1,058,439)      (82,508)      (43,000)
                                                     -----------    ----------    ----------
        Balance at end of year....................   $   977,928    $1,708,907    $1,580,189
                                                      ==========     =========     =========

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

5. PREMISES AND EQUIPMENT:

     The following is a summary of premises and equipment as of June 30, 1994 (unaudited), December 31, 1993 and 1992:

                                                    JUNE 30,
                                                      1994           1993           1992
                                                   -----------    -----------    -----------
                                                   (UNAUDITED)
        Land....................................   $   675,602    $   675,602    $   454,497
        Buildings and improvements..............     5,057,700      5,006,299      2,598,505
        Furniture and Equipment.................     2,537,157      2,525,526      1,482,205
                                                   -----------    -----------    -----------
                                                     8,270,459      8,207,427      4,535,207
        Less -- Accumulated depreciation........    (3,293,597)    (3,175,784)    (2,383,055)
                                                   -----------    -----------    -----------
                                                   $ 4,976,862    $ 5,031,643    $ 2,152,152
                                                    ==========     ==========     ==========

6. DEPOSITS:

     The following is a summary of deposits as of June 30, 1994 (unaudited), December 31, 1993 and 1992:

                                                  JUNE 30,
                                                    1994            1993            1992
                                                ------------    ------------    ------------
                                                (UNAUDITED)
        Demand deposits......................   $ 31,670,347    $ 32,571,771    $ 22,184,904
        NOW accounts.........................     58,482,617      62,441,368      39,702,459
        Savings and money market deposits....     50,163,333      48,805,755      44,160,018
        Time deposits........................     46,685,334      49,803,013      52,095,749
                                                ------------    ------------    ------------
                                                $187,001,631    $193,621,907    $158,143,130
                                                 ===========     ===========     ===========

     Time certificates of deposit of $100,000 and over aggregated approximately $8,656,000 and $8,705,000 at December 31, 1993 and 1992, respectively. Interest expense on time certificates of deposits was approximately $306,000 in 1993, $451,000 in 1992, and $1,058,000 in 1991.

     Included in time deposits were time certificates of deposit with estimated fair values of approximately $49,321,000 and $41,703,000 at December 31, 1993 and 1992, respectively. Expected future cash flows of time certificates of deposit were discounted using current market rates at December 31, 1993 and 1992, for each grouping. The estimated fair value of demand deposits, NOW accounts, savings and money market deposits and the remaining time deposits was considered to approximate book value at December 31, 1993 and 1992, reflecting the amount payable on demand at such date.

7. FEDERAL INCOME TAXES:

     As discussed in Note 1, the Bank adopted SFAS No. 109 as of the beginning of 1993. Previously the Bank was using accounting Principles Bulletin No. 11, "Accounting for Income Taxes," which deferred the tax effects of timing differences between financial reporting and taxable income. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted tax rates.

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

     The following represents a reconciliation between tax computed by applying the 34 percent statutory income tax rate to income before income taxes and reported income tax expense as of December 31, 1993, 1992 and 1991:

                                                           1993          1992         1991
                                                        ----------    ----------    --------
        Calculated tax expense.......................   $1,926,927    $1,108,286    $583,054
        Increase (decrease) in taxes
          Tax Exempt Interest........................      (44,951)      (21,932)    (19,428)
          Other......................................      (96,043)       29,766       8,341
                                                        ----------    ----------    --------
                                                        $1,785,933    $1,116,120    $571,967
                                                         =========     =========    ========

     The net deferred tax asset at December 31, 1993, is comprised of the following:

        Loan loss reserve..................................................   $101,068
        ORE reserve........................................................    332,495
        Other..............................................................     25,941
                                                                              --------
          Net deferred tax asset...........................................   $459,504
                                                                              ========

     The following table sets forth the components of the provision for income taxes for the years ended December 31, 1993, 1992 and 1991:

                                                          1993          1992         1991
                                                       ----------    ----------    ---------
        Current.....................................   $1,375,387    $1,206,325    $ 773,384
        Deferred....................................      410,546       (90,205)    (201,417)
                                                       ----------    ----------    ---------
                                                       $1,785,933    $1,116,120    $ 571,967
                                                        =========     =========    =========

     During 1992, the Bank wrote off $69,646 of deferred tax assets that could not be recovered through carrybacks.

     In 1992, the Bank utilized approximately $848,000 in net operating loss carryforwards for federal income tax purposes and reflected the related tax benefit of $288,233 as an extraordinary item in the accompanying consolidated financial statements.

     Deferred tax assets have increased at June 30, 1994, primarily due to the accounting treatment for unrealized losses on the Bank's available-for-sale investments, as required by SFAS No. 115.

8. RELATED-PARTY TRANSACTIONS:

     In the ordinary course of business, the Bank extends credit to certain directors and executive officers of the Bank, and entities related to those individuals, on substantially the same terms and conditions as for loans to unrelated parties (see Note 4). Such loans amounted to approximately $1,555,000 and $1,570,000 at December 31, 1993 and 1992, respectively.

     The majority stockholder was paid approximately $159,000 and $151,000 in consulting fees during 1993 and 1992, respectively.

9. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying financial statements. These instruments involve elements of credit and interest rate risk in excess of the amounts recognized in the

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

balance sheets but are limited to their notional amounts. The Bank had outstanding standby letters of credit of approximately $793,000 and $157,000 and commitments to extend credit of approximately $10,537,000 and $5,634,000 as of December 31, 1993 and 1992, respectively. The credit risks involved in these instruments are essentially the same as those involved in extending loan facilities to customers. The Bank uses the same credit policies in making commitments and conditional obligations as it does for normal balance sheet instruments. The Bank has provided for possible credit risk in these transactions in its allowance for loan losses, as appropriate, and does not anticipate losses in excess of such allowance as a result of these transactions. The difference between the carrying values and the estimated fair values of standby letters of credit and commitments to extend credit is not deemed to be significant.

     The Bank is involved in legal actions that are in various stages of litigation and investigation by the Bank and its legal counsel. Management believes that the ultimate resolution of these matters will not have a material adverse affect on the Bank's financial position or results of operations.

10. STOCKHOLDERS' EQUITY:

     During 1992, the board of directors of the Bank authorized the granting of noncompensatory options to purchase 3,700 shares of common stock of the Bank (the Options) to certain Bank officers. At December 31, 1993, 3,700 options were outstanding having option prices of approximately $220 to $472 per share, all of which are fully exercisable. The Options expire at defined periods following the officers' terminations, but no later than October 30, 2002.

     The Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC) have issued comprehensive guidelines implementing risk-based capital requirements. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, take off balance sheet exposure into account in assessing capital adequacy and encourage the holding of liquid, low-risk assets. Under these guidelines, at December 31, 1993 and 1992, the Bank was required to maintain a minimum ratio of total capital-to-risk-weighted assets of 8.0 percent of which at least 4.0 percent must be in the form of Tier I capital. At June 30, 1994 (unaudited), December 31, 1993 and 1992, the percent of total capital-to-risk-weighted assets was 18.3 percent, 16.4 percent and 17.2 percent, respectively. The Bank's Tier I capital ratio as of June 30, 1994 (unaudited), December 31, 1993 and 1992, was 17.1 percent, 15.1 percent and 15.9 percent, respectively. Tier I leverage ratio is defined as a bank's Tier I capital divided by its adjusted average total assets (net of allowance for losses). The minimum leverage ratio is 3.0 percent for banking organizations carrying the highest regulatory rating. Other institutions are expected to maintain a leverage ratio of at least 4.0 percent to 5.0 percent depending upon their particular condition. At June 30, 1994 (unaudited), December 31, 1993 and 1992, the Bank's Tier I leverage ratio was 7.5 percent, 8.0 percent and 7.3 percent, respectively.

11. ACQUISITION:

     On July 19, 1993, the Bank acquired all of the outstanding stock of the Bank of Kerrville for approximately $4,774,000. The purchase price includes cash paid to the previous owners of the Bank of Kerrville and other direct costs of the acquisition. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to the assets and liabilities based on their fair market values at July 19, 1993. The operating results of the Bank of Kerrville have been included in the consolidated operating results since the date of acquisition. The Bank of Kerrville is a state-chartered community bank located in Kerrville, Texas, with approximately $52 million in total assets.

     The acquisition resulted in a core deposit intangible being recorded on the books of the Bank. This intangible is being amortized over eight years.

                FIRST NATIONAL BANK OF KERRVILLE AND SUBSIDIARY

                        DECEMBER 31, 1993 AND 1992, AND
                 INTERIM PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

     The following summary, presented on a pro forma basis, combines the consolidated results of operations as if the Bank of Kerrville had been acquired as of the beginning of the periods presented, after including the effects of the amortization of the core deposit intangible.

                                                                    1993          1992
                                                                 ----------    ----------
                                                                       (UNAUDITED)
        Net interest income...................................   $9,451,247    $9,361,384
        Income before extraordinary item......................    4,281,239     2,735,034
        Net income............................................    4,281,239     3,300,974

     The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

                                   APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION,
                                      AND
                      AGREEMENT AND PLAN OF CONSOLIDATION

                              AMENDED AND RESTATED
                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 20th day of May, 1994, as amended and restated on July 8, 1994, by and between First National Bank of Kerrville ("Kerrville"), a national banking association, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest ("Norwest Bank") will consolidate with Kerrville (the "Consolidation") pursuant to an agreement of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Kerrville of the par value of $100 per share ("Kerrville Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement (the "Effective Time of the Consolidation") into shares of voting Common Stock of Norwest of the par value of $1 2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1. BASIC PLAN OF REORGANIZATION

     (a) Consolidation. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest will be consolidated with Kerrville pursuant to the Consolidation Agreement, with Kerrville as the surviving corporation, in which consolidation each share of Kerrville Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing the Norwest Shares (as defined below) by the number of shares of Kerrville Common Stock outstanding immediately prior to the Effective Time of the Consolidation. The "Norwest Shares" shall be equal to 1,225,000 reduced by the amount determined by dividing (i) the Adjustment Amount, by (ii) Norwest Measurement Price. The "Adjustment Amount" shall be an amount determined by (i) adding together all amounts which immediately prior to the Effective Time of the Consolidation Kerrville has paid and is obligated to pay in connection with a judgment entered in the matter of Phoenix Founders, Inc. vs. First National Bank of Kerrville, 3-92-CV-2309-J, in the U.S. District Court in Dallas, Texas (the "Phoenix Matter"), including the amount of the judgment or settlement, accrued interest thereon, costs assessed and attorneys fees of either party to the Phoenix Matter, and then (ii) multiplying the result by 63.375%. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of five (5) trading days ending at the end of the third trading day immediately preceding the Closing Date (as defined below). If the Phoenix Matter has not been finally resolved by the Closing Date, then a number of shares equal to 1,225,000 less the Norwest Shares shall be deposited into escrow in accordance with the terms of an escrow agreement to be entered into by the parties after the date hereof (the "Escrow Agreement"). The Escrow Agreement shall provide that shares held in escrow shall be distributed proportionately to Norwest and the Kerrville shareholders based on amounts paid by Kerrville to resolve the Phoenix Matter and shall provide further that if the Phoenix Matter is not finally resolved within 42 months after the Closing Date, such shares shall be distributed to Norwest.

     (b) Norwest Common Stock Adjustments. If between the date hereof and the Effective Time of the Consolidation shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of Kerrville Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Kerrville Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Kerrville Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time of the Consolidation.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Time of the Consolidation.

     (d) Mechanics of Closing Consolidation. Subject to the terms and conditions set forth herein, the closing of the Consolidation will occur on a mutually agreeable date, which date shall be not later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration of all required waiting periods. The Consolidation shall be effective at 11:59 p.m., Minneapolis, Minnesota time (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date of the Consolidation").

     The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF KERRVILLE. Kerrville represents and warrants to Norwest as follows:

     (a) Organization and Authority. Kerrville is a national banking association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Kerrville and the Kerrville Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Kerrville has furnished Norwest true and correct copies of its articles of association and by-laws, as amended.

     (b) Kerrville's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Kerrville's subsidiaries as of the date hereof (individually a "Kerrville Subsidiary" and collectively the "Kerrville Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Kerrville. No equity security of any Kerrville Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Kerrville Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. sec. 55 (1982), all of such shares so owned by Kerrville are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Kerrville Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), Kerrville does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of Kerrville consists of 50,000 shares of common stock, $100 par value, of which as of the close of business on March 31, 1994, 25,000 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Kerrville Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Kerrville Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 28,700. All of the outstanding shares of capital stock of Kerrville have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Kerrville or any Kerrville Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Kerrville or any Kerrville Subsidiary. Since March 31, 1994 no shares of Kerrville capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Kerrville or any Kerrville Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Kerrville.

     (d) Authorization. Kerrville has the corporate power and authority to enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by Kerrville and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Kerrville. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Kerrville as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of Kerrville enforceable against Kerrville in accordance with their respective terms.

     Neither the execution, delivery and performance by Kerrville of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Kerrville with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Kerrville or any Kerrville Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Kerrville or any Kerrville Subsidiary is a party or by which it may be bound, or to which Kerrville or any Kerrville Subsidiary or any of the properties or assets of Kerrville or any Kerrville Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Kerrville, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Kerrville or any Kerrville Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Kerrville of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e) Kerrville Financial Statements. The consolidated statements of financial condition of Kerrville and Kerrville's Subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by Arthur Andersen & Co., and the unaudited consolidated statements of financial condition of Kerrville and Kerrville's Subsidiaries as of March 31, 1994 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three months then ended (collectively, the "Kerrville Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Kerrville and Kerrville's Subsidiaries at the dates and the consolidated results of operations and cash flows of Kerrville and Kerrville's Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1988, Kerrville and each Kerrville Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) the United States Comptroller of the Currency (the "Comptroller") and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Kerrville Reports". As of their respective dates, the Kerrville Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Kerrville Reports have been made available to Norwest by Kerrville. Kerrville is not required to file any reports, registrations or statements with the Securities and Exchange Commission (the "SEC").

     (g) Properties and Leases. Except as may be reflected in the Kerrville Financial Statements and except for any lien for current taxes not yet delinquent, Kerrville and each Kerrville Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Kerrville's consolidated balance sheet as of March 31, 1994 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Kerrville or any Kerrville Subsidiary pursuant to which Kerrville or such Kerrville Subsidiary, as lessee, leases real or personal property, which leases are described on
Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Kerrville or such Kerrville Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Kerrville's and each Kerrville Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Kerrville and the Kerrville Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Kerrville and the Kerrville Subsidiaries for the fiscal year ended December 31, 1989, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Neither Kerrville nor any Kerrville Subsidiary is a party to any pending action or proceeding, nor to Kerrville's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Kerrville or any Kerrville Subsidiary which has not been settled, resolved and fully satisfied. Each of Kerrville and the Kerrville Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1993, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Kerrville and the Kerrville Subsidiaries with respect to all periods through the date thereof.

     The Ownership Change, as defined in Section 382(g) of the Internal Revenue Code of 1986, as amended (the "Code"), occurring as the result of the acquisition of Bank of Kerrville by Corpus Christi National Bank, does not subject that transaction to Section 382(l)(5) of the Code. None of Kerrville, Corpus Christi National

Bank and Premier Bankshares of Texas, Inc. is a party to an election under Regulation 1.1502-20(g)(5), promulgated under the Code, regarding the acquisition of Bank of Kerrville by Kerrville.

     (i) Absence of Certain Changes. Since December 31, 1993, there has been no change in the business, financial condition or results of operations of Kerrville or any Kerrville Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Kerrville and the Kerrville Subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Kerrville nor any Kerrville Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Kerrville or such Kerrville Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii) any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Kerrville or any Kerrville Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Kerrville or any Kerrville Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $10,000 or more.

     (k) Litigation and Other Proceedings. Kerrville has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Kerrville with respect to loss contingencies as of December 31, 1993 in connection with the Kerrville financial statements, and (ii) a written list of legal and regulatory proceedings filed against Kerrville or any Kerrville Subsidiary since said date. Neither Kerrville nor any Kerrville Subsidiary is a party to any pending or, to the best knowledge of Kerrville, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Kerrville and the Kerrville Subsidiaries taken as a whole.

     (l) Insurance. Kerrville and each Kerrville Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Kerrville has owned such Kerrville Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Kerrville and each Kerrville Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Kerrville or such Kerrville Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Kerrville, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Kerrville and each Kerrville Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Kerrville nor any Kerrville Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Kerrville or any Kerrville Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Kerrville and the Kerrville Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Kerrville or any Kerrville Subsidiary is pending or, to the best knowledge of Kerrville, threatened. Neither Kerrville nor any Kerrville Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Kerrville or such Kerrville Subsidiary. Employees of Kerrville and the Kerrville Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o) Material Interests of Certain Persons. To the best knowledge of Kerrville no officer or director of Kerrville or any Kerrville Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Kerrville or any Kerrville Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Kerrville or any Kerrville Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Kerrville's or such Kerrville Subsidiary's Board of Directors.

     (p) Kerrville Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Kerrville or any Kerrville Subsidiary currently acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Kerrville or any Kerrville Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Kerrville or the Kerrville Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Code, apply. Kerrville knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) No Plan is subject to Title IV of ERISA nor is any Plan subject to the requirements of Section 412 of the Code.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Kerrville, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Kerrville, such Plan or trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Kerrville and the Kerrville Subsidiaries taken as a whole.

          (v) Except as set forth in Schedule 2(p), no Plan which is or was subject to Title IV of ERISA or any trust created thereunder has been terminated within the past six years, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) Except as set forth in Schedule 2(p), no Plan (including any Plan which was terminated within the past six years) or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Kerrville or any Kerrville Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding Kerrville and the Kerrville Subsidiaries supplied or to be supplied by Kerrville for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Kerrville Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Kerrville's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Kerrville and the Kerrville Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (r) Registration Obligations. Neither Kerrville nor any Kerrville Subsidiary is under any obligation, contingent or otherwise, which will survive the Consolidation by reason of any agreement to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Neither Kerrville nor any Kerrville Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Kerrville or any Kerrville Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (t) Administration of Trust Accounts. Kerrville and each Kerrville Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Kerrville and the Kerrville Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Kerrville, any Kerrville Subsidiary, nor any director, officer or employee of Kerrville or any Kerrville Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Kerrville and the Kerrville Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u) No Defaults. Neither Kerrville nor any Kerrville Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Kerrville and the Kerrville Subsidiaries, taken as a whole. To the best of Kerrville's knowledge, all parties with whom Kerrville or any Kerrville Subsidiary has material leases, agreements or contracts or who owe to Kerrville or any Kerrville Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Kerrville Subsidiaries are in compliance therewith in all material respects.

     (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on Kerrville or any Kerrville Subsidiary, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Kerrville's knowledge, threatened against Kerrville or any Kerrville Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Kerrville and Kerrville's Subsidiaries taken as a whole; to the best of Kerrville's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Kerrville's knowledge neither Kerrville nor any Kerrville Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Kerrville as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. Section 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1993, 1,131,250 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value were outstanding, and (ii) 500,000,000 shares of

Common Stock, $1 2/3 par value, of which as of the close of business on December 31, 1993, 294,131,670 shares were outstanding and 1,956,803 shares were held in the treasury.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e) Norwest Financial Statements. The consolidated statements of financial condition of Norwest and Norwest's subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as amended by Form 10-K/A filed May 13, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of March 31, 1994 and the related unaudited consolidated statements of income and cash flows for the three months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1993, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of March 31, 1994 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since December 31, 1993, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of April 1, 1994 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Norwest and each Norwest Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o) Norwest Benefit Plans.

          (i) As of the date hereof, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan for the plan year ending December 31, 1992, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Norwest or any Norwest Subsidiary of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     4. COVENANTS OF KERRVILLE. Kerrville covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Kerrville, and each Kerrville Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, and each such consent shall be deemed to have been given if Norwest has not responded to a request for such consent within three (3) business days of receiving such request, (i) make any new loan to a non-borrower of Kerrville in excess of $500,000, or (ii) make any new loan or modify, restructure or renew any existing loan in excess of $200,000 (except pursuant to commitments made prior to the date of this Agreement) to a present customer of Kerrville if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $500,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Kerrville and each Kerrville Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Kerrville and the Kerrville Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Kerrville herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Kerrville and each Kerrville subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof;

make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Kerrville; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Kerrville Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Kerrville will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of Kerrville will (i) cause proper notice of such meeting to be given to its shareholders in compliance with all applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Kerrville will furnish or cause to be furnished to Norwest no later than sixty (60) days following the date of this Agreement all the information concerning Kerrville and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Arthur Andersen & Co. to use such opinion in such Registration Statement.

     (e) Kerrville will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Kerrville to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Kerrville will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Kerrville will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Kerrville and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Kerrville's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Kerrville, in the public domain, or later acquired by Kerrville from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Kerrville, nor any Kerrville Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Kerrville or any Kerrville Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Kerrville or any Kerrville Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Kerrville or any Kerrville Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Kerrville or any Kerrville Subsidiary concerning any of the foregoing,

Kerrville or such Kerrville Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Kerrville shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Kerrville and each Kerrville Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest in order to minimize any interruption in coverage in the transition to Norwest plans described in paragraph 8 hereof, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements effective as of the Effective Date of the Consolidation, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Consolidation, provided that Kerrville and each Kerrville Subsidiary will not be required to submit such application to the Internal Revenue Service if the Internal Revenue Service does not accept such applications prior to the Effective Date of the Consolidation.

     (k) Neither Kerrville nor any Kerrville Subsidiary shall take any action which with respect to Kerrville would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

     (l) Kerrville shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Kerrville who may reasonably be deemed an "affiliate" of Kerrville within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Kerrville shall establish such additional accruals and reserves as may be necessary to conform Kerrville's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Kerrville's business following the Consolidation and to provide for the costs and expenses relating to the consummation by Kerrville of the Consolidation and the other transactions contemplated by this Agreement.

     (n) Kerrville shall, within sixty (60) days of the date of this Agreement, obtain and deliver to Norwest a written appraisal, by an appraiser acceptable to Norwest, of the market value of a Merlin III N 23 AE airplane, Serial Number T-241 (the "Airplane") owned directly or indirectly by Kerrville. Kerrville shall use its best efforts to enter into an agreement, on terms acceptable to Norwest, to sell the Airplane (or the stock of Kerrville's wholly-owned subsidiary, WNB Management Company, if WNB Management Company holds title to the Airplane and has no other assets at the Effective Date of the Consolidation) effective as of the Effective Date of the Consolidation, at a cash purchase price of not less than the appraised market value of the Airplane determined in accordance with this subparagraph.

     (p) Kerrville shall take such actions as may be necessary to amend each outstanding option to purchase Kerrville Common Stock ("Kerrville Option") which remains unexercised in whole or in part at the Effective Time of the Consolidation so that after the Effective Time of the Consolidation such Kerrville Option shall become a fully-vested option to purchase the number of shares of Norwest Common Stock determined by multiplying the aggregate number of shares of Kerrville Common Stock subject to such option by 49. The option exercise price for such converted option shall be determined by dividing the per share Kerrville exercise price by 49.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Kerrville as follows:

     (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Kerrville all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Kerrville, or in any statement or application made by Kerrville to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Kerrville pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Kerrville shareholders, at the time of the Kerrville shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Kerrville or any Kerrville subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Kerrville pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Kerrville pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain prior to the Effective Time of the Consolidation all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Kerrville to obtain all such approvals and consents required by Kerrville.

     (h) Norwest will hold in confidence all documents and information concerning Kerrville and Kerrville's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Kerrville (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Kerrville.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under the National Bank Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Kerrville as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Kerrville written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Consolidation as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to Kerrville, prior to the Effective Date of the Consolidation, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Consolidation as a pooling of interests, they will not dispose of shares of Norwest or Kerrville during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of Kerrville and Norwest.

     (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Kerrville and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Kerrville or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (o) Norwest agrees to assume each Kerrville Option as modified in the manner contemplated by paragraph 4(p) hereof ("Assumed Option"), to provide each holder of an Assumed Option with an agreement evidencing the assumption of such option and to file on or immediately following the Effective Date of the Consolidation a registration statement on Form S-8 with respect to the shares of Norwest Common Stock issuable by Norwest pursuant to the Assumed Options and shall use its reasonable best efforts to cause such registration statement to become effective promptly after the Effective Date of the Consolidation and to maintain its effectiveness.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF KERRVILLE. The obligation of Kerrville to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following further conditions, which may be waived in writing by Kerrville:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Effective Time of the Consolidation.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time of the Consolidation.

     (c) Kerrville shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Kerrville required for approval of a plan of merger in accordance with the provisions of Kerrville's Articles of Association and the National Bank Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Kerrville pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange upon official notice of issuance.

     (h) Kerrville shall have received an opinion, dated the Closing Date, of counsel to Kerrville, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of Kerrville Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Kerrville will be the same as the basis of the Kerrville Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Kerrville will include the holding period of the Kerrville Common Stock, provided such shares of Kerrville Common Stock were held as a capital asset as of the Effective Time of the Consolidation. Such opinion shall be supported by separate certificates executed by Norwest and Kerrville. Each such certificate shall contain representations and warranties as to certain matters within the control of Norwest or Kerrville, as the case may be, necessary to the qualification of the Consolidation as a reorganization within the meaning of Section 368(a) of the Code.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Kerrville shall have received from the Chief Financial Officer or Controller of Norwest a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Kerrville, to the effect that:

          (i) the interim quarterly financial statements of Norwest included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Norwest;

          (ii) the amounts reported in the interim quarterly financial statements of Norwest agree with the general ledger of Norwest;

          (iii) the annual and quarterly financial statements of Norwest included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from March 31, 1994 (or, if later, since the date of the most recent unaudited consolidated financial statements of Norwest as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Norwest, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Norwest, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Norwest, which appear in the Registration Statement under the certain captions to be specified by Kerrville, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Norwest and have found them to be in agreement with financial records and analyses prepared by Norwest included in the annual and quarterly financial statements, except as disclosed in such letters.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Kerrville and the Kerrville Subsidiaries taken as a whole as if made at the Effective Time of the Consolidation.

     (b) Kerrville shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time of the Consolidation.

     (c) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Kerrville required for approval of a plan of merger in accordance with the provisions of Kerrville's Articles of Incorporation and the National Bank Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of Kerrville, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Kerrville or any Kerrville Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Kerrville and each Kerrville Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Kerrville's or such subsidiary's business required for the consummation of the Consolidation, and Kerrville and each Kerrville Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Consolidation shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from KPMG Peat Marwick and Arthur Andersen & Co. opinions to that effect.

     (i) At any time since the date hereof the total number of shares of Kerrville Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Kerrville Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 28,700.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the

SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Kerrville a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Kerrville included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Kerrville;

          (ii) the amounts reported in the interim quarterly financial statements of Kerrville agree with the general ledger of Kerrville;

          (iii) the annual and quarterly financial statements of Kerrville and the Kerrville Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from March 31, 1994 (or, if later, since the date of the most recent unaudited consolidated financial statements of Kerrville and the Kerrville Subsidiaries as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Kerrville and the Kerrville Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Kerrville and the Kerrville Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Kerrville and the Kerrville Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Kerrville and the Kerrville Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Kerrville included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Kerrville and the Kerrville Subsidiaries considered as a whole shall not have sustained since December 31, 1993 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on Kerrville or any Kerrville Subsidiary of, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Kerrville and its subsidiaries taken as a whole.

     (n) No change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Kerrville and the Kerrville Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Kerrville or any Kerrville Subsidiary as of the Effective Date of the Consolidation ("Kerrville Employees") shall be eligible for participation in the employee welfare and pension plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Kerrville Employee (and, to the extent any employee welfare benefit plans cover eligible dependents, the eligible dependents of such Kerrville Employee) shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation:

              Medical Plan
              Dental Plan
              Vision Plan
              Short Term Disability Plan
              Long Term Disability Plan
              Long Term Care Plan
              Flexible Benefits Plan
              Basic Group Life Insurance Plan
              Group Universal Life Insurance Plan
              Dependent Group Life Insurance Plan
              Business Travel Accident Insurance Plan
              Accidental Death and Dismemberment Plan
              Severance Pay Plan
              Vacation Program

     For the purpose of determining each Kerrville Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by an employee of Kerrville in the year in which the Consolidation occurs will be deducted from the total Norwest benefit. Each Kerrville Employee shall be credited under the Norwest Medical Plan for deductibles satisfied in the year in which the Consolidation occurs. Norwest will waive the pre-existing condition limitations under the Norwest Medical Plan and the Long Term Disability Plan but will not waive the pre-existing condition limitations under the Long Term Care Plan. Until such time as the eligible Kerrville Employees have entered the Norwest plans and programs listed above, they shall continue to be covered by the comparable plans and programs, if any, maintained by Kerrville, as such plans and programs are in effect as of the Effective Date of the Consolidation, so that there shall be as little interruption in time as possible in the transition from the Kerrville plans and programs to the Norwest plans and programs.

     (b) Employee Pension Benefit Plans.

     Each Kerrville Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Kerrville and the Kerrville Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation. Until such time as the eligible Kerrville Employees have entered the SIP, they shall continue to be covered by the First National Bank of Kerrville 401(k) Plan, as such plan is in effect as of the Effective Date of the Consolidation (the "401(k) Plan") so that there shall be as little interruption in time as possible in the transition from coverage under the 401(k) Plan to the SIP.

     Each Kerrville Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9. TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Effective Date of the Consolidation:

          (i) by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by December 31, 1994 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Kerrville or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Kerrville and Kerrville subsidiaries shall be borne by Kerrville, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

        If to Norwest:

          Norwest Corporation
          Sixth and Marquette
          Minneapolis, Minnesota 55479-1026
          Attention: Secretary

        If to Kerrville:

          First National Bank of Kerrville
          301 Junction Highway
          Box 1308
          Kerrville, TX 78029-1308
          Attention: F. O'Neil Griffin, Chairman

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Effective Date of the Consolidation, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Kerrville shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Agreement or the Consolidation Agreement shall survive the Consolidation or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORWEST CORPORATION                       FIRST NATIONAL BANK OF KERRVILLE

By: /s/ Kenneth R. Murray                 By: /s/ William R. Goertz
- ---------------------------------         --------------------------------------
Its:    Executive Vice President          Its:    President
- ---------------------------------         --------------------------------------

                                                                       EXHIBIT A

                      AGREEMENT AND PLAN OF CONSOLIDATION

     This Agreement and Plan of Consolidation (the "Consolidation Agreement") is
dated as of               , 1994, between NORWEST INTERIM BANK KERRVILLE,
NATIONAL ASSOCIATION ("Interim Bank") and FIRST NATIONAL BANK OF KERRVILLE, a national banking association ("Kerrville"). Interim Bank and Kerrville are sometimes referred to herein as the "Consolidating Banks".

PREAMBLE

     Interim Bank and Kerrville acknowledge and confirm the following:

     (a) Interim Bank is a national banking association having its principal
office and place of business at                , Kerrville, Texas. As
of              , 19  , Interim Bank had capital of $          , divided
into          shares of common stock, par value $100 per share ("Interim Bank
Common Stock"), and surplus of $          .

     (b) Kerrville is a national banking association having its principal office and place of business at 301 Junction Highway, Kerrville, Texas. As of
              , 19  , Kerrville had capital of $          , divided
into          shares of common stock, par value $100 per share ("Kerrville
Common Stock"), surplus of $          , and retained earnings of $          .

     (c) Kerrville and Norwest Corporation ("Norwest") have entered into an Agreement dated as of May, 1994, as amended (the "Reorganization Agreement"), a copy of which is attached hereto as Appendix A, which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

     (d) A majority of the Boards of Directors of Interim Bank and of Kerrville have duly approved this Consolidation Agreement and authorized its execution.

     (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code.

                                   AGREEMENTS

     IN CONSIDERATION OF THE PREMISES, Interim Bank and Kerrville make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and Kerrville (the "Consolidation") as follows:

                                   SECTION 1

     1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with Kerrville, under the charter of Kerrville (the "Consolidated Bank").

     1.2 The name of the Consolidated Bank shall be "First National Bank of Kerrville."

     1.3 The Consolidation shall be effective as of           .m. on the date
specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

     1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at 301 Junction Highway, Kerrville, Texas, and at its legally established branches.

     1.5 As of the Effective Date, the Articles of Association of the Consolidated Bank shall be the Articles of Association of Kerrville shall read in their entirety as set forth in Appendix B attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to
issue        shares of common stock, par value $100 per share.

                                   SECTION 2

AS OF THE EFFECTIVE DATE:

     2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

     2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

     2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

     2.4 The amount of capital stock of the Consolidated Bank shall be
$          , divided into           shares of common stock, each of $100 par
value, and at the time the Consolidation shall become effective, the
Consolidated Bank shall have a surplus of $          and retained earnings
which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, and
the payment of dividends, if any, between               , 19  , and the
Effective Date.

                                   SECTION 3

AS OF THE EFFECTIVE DATE:

     3.1 Each share of Kerrville Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing the Norwest Shares (as defined below) by the number of shares of Kerrville Common Stock outstanding immediately prior to the Effective Time of the Consolidation. The "Norwest Shares" shall be equal to 1,225,000 reduced by the amount determined by dividing (i) the Adjustment Amount, by (ii) Norwest Measurement Price. The "Adjustment Amount" shall be an amount determined by (i) adding together all amounts which immediately prior to the Effective Time of the Consolidation Kerrville has paid and is obligated to pay in connection with a judgment entered in the matter of Phoenix Founders, Inc. vs. First National Bank of Kerrville, 3-92-CV-2309-J, in the U.S. District Court in Dallas, Texas (the "Phoenix Matter"), including the amount of the judgment or settlement, accrued interest thereon, costs assessed and attorneys fees of either party to the Phoenix Matter, and then (ii) multiplying the result by 63.375%. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of five (5) trading days ending at the end of the third trading day immediately preceding the Closing Date (as defined below). If the Phoenix Matter has not been finally resolved by the Closing Date, then a number of shares equal to 1,225,000 less the Norwest Shares shall be deposited into escrow in accordance with the terms of an escrow agreement to be entered into by the parties (the "Escrow Agreement"). The Escrow Agreement shall provide that shares held in escrow shall be distributed proportionately to Norwest and the Kerrville shareholders based on amounts paid by Kerrville to resolve the Phoenix Matter and shall provide further that if the Phoenix Matter is not finally resolved within 42 months after the Closing Date, such shares shall be distributed to Norwest.

          (a) As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Kerrville Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Kerrville Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of Kerrville Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the Consolidated Bank or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

          (b) If between the date of the Reorganization Agreement and the Effective Time of the Consolidation (as defined in the Reorganization Agreement), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then (i) the number of shares of Norwest Common Stock into which a share of Kerrville Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Kerrville Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Kerrville Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time of the Consolidation and (ii) if a Norwest Common Stock Adjustment occurs between the date hereof and any date that the closing price of a share of Norwest Common Stock is used for purposes of this Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and other securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Norwest Common Stock Adjustment.

          (c) No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Date of the Consolidation (as defined in the Reorganization Agreement).

     3.2 The shares of Interim Bank outstanding immediately prior to the time of
Consolidation shall be converted into and exchanged for       shares of the
Consolidated Bank, plus cash in the amount of $          .

     3.3 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of Kerrville Common Stock or Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.

                                   SECTION 4

     4.1 The by-laws of Kerrville as they exist at the Effective Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

     4.2 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

          ------------------------------------------------------------

          ------------------------------------------------------------

          ------------------------------------------------------------

     4.3 The officers of Interim Bank holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

                                   SECTION 5

     5.1 This Consolidation Agreement shall be submitted to the shareholders of Kerrville and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of Kerrville and the articles of association of Interim Bank and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.

                                   SECTION 6

     6.1 The Consolidation shall be subject to and conditioned upon the following:

          (a) approval of this Consolidation Agreement by the shareholders of Kerrville and Interim Bank as required by law;

          (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

          (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

     6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of Kerrville or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of Kerrville and Interim Bank, or either of them, to terminate this Consolidation Agreement as Kerrville and Interim Bank may agree in writing:

          (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

          (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.

                                   SECTION 7

     7.1 Kerrville and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of Kerrville, no such amendment shall affect the rights of such shareholders of Kerrville in a manner which is materially adverse to such shareholders.

     7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Kerrville and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Consolidating Bank's Board of Directors.

(SEAL)
                                             NORWEST INTERIM BANK KERRVILLE,
                                                   NATIONAL ASSOCIATION

ATTEST:
                                          By:__________________________________
_______________________________
          Secretary                       Its:_________________________________

STATE OF TEXAS
                            ss:
COUNTY OF

     On this      day of            , 1993, before me, a Notary Public for the
State and County aforesaid, personally came                          , as
                         , and                          , as
                         , of NORWEST INTERIM BANK KERRVILLE, NATIONAL
ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

     WITNESS my official seal and signature this day and year aforesaid.

                                                 ______________________________________________
(Seal of Notary)                                 Notary Public,                County
                                                 My Commission Expires


(SEAL)                                           FIRST NATIONAL BANK OF KERRVILLE

ATTEST:
                                                 By:___________________________________________

                                                 Its:__________________________________________
___________________________________________
                  Secretary

STATE OF TEXAS
                            ss:
COUNTY OF

     On this      day of            , 1993, before me, a Notary Public for the
State and County aforesaid, personally came                          , as
                         , and                          , as
                         , of FIRST NATIONAL BANK OF KERRVILLE, and each in his
or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

     WITNESS my official seal and signature this day and year aforesaid.

                                                 ____________________________________________
(Seal of Notary)                                 Notary Public,                County
                                                 My Commission Expires

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of First National Bank of Kerrville, a national banking association ("Kerrville").

     Pursuant to an Agreement and Plan of Reorganization, dated as of
              , 1994, (the "Reorganization Agreement"), between Kerrville and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will consolidate with Kerrville (the "Consolidation") and as a result, I will receive in exchange for each share of Common Stock, par value $100 per share, of Kerrville ("Kerrville Common Stock") owned by me immediately prior to the Effective Time of the Consolidation (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Kerrville Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Consolidation.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Consolidation (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Consolidation until such time as financial results covering at least 30 days of post-Consolidation combined operations of Kerrville and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Consolidation with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Consolidation combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Kerrville.

                                          Sincerely,

                                          --------------------------------------

                                   APPENDIX B

                               UNITED STATES CODE
                             TITLE 12, SECTION 215

                                   * * * * *

(B) LIABILITY OF CONSOLIDATED ASSOCIATION; CAPITAL STOCK; DISSENTING
    SHAREHOLDERS

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C) VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

     If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   APPENDIX C

                              BANKING CIRCULAR 259

                                                                BANKING ISSUANCE

- --------------------------------------------------------------------------------

COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
- --------------------------------------------------------------------------------

Type: Banking Circular                                 Subject: Stock Appraisals
- --------------------------------------------------------------------------------

To: Chief Executive Officers of National Banks, Deputy
    Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

     This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

     References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

     Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.
- --------------------------------------------------------------------------------

Date: March 5, 1992

     The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

     Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

     Market Value

     The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

     Investment Value

     Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

     The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

     Adjusted Book Value

     The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

     Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

     The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

     For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

     The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

     In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS

                                        OCC                                       AVERAGE PRICE/
                APPRAISAL            APPRAISAL        PRICE          BOOK         EARNINGS RATIO
                  DATE*                VALUE         OFFERED         VALUE        OF PEER GROUP
        --------------------------   ---------      ---------      ---------      --------------
        1/1/85....................      107.25         110.00         178.29            5.3
        1/2/85....................       73.16             NA          66.35            6.8
        1/15/85...................       53.41          60.00          83.95            4.8
        1/31/85...................       22.72          20.00          38.49            5.4
        2/1/85....................       30.63          24.00          34.08            5.7
        2/25/85...................       27.74          27.55          41.62            5.9
        4/30/85...................       25.98          35.00          42.21            4.5
        7/30/85...................    3,153.10       2,640.00       6,063.66             NC
        9/1/85....................       17.23          21.00          21.84            4.7
        11/22/85..................      316.74         338.75         519.89            5.0
        11/22/85..................       30.28             NA          34.42            5.9
        12/16/85..................       66.29          77.00          89.64            5.6
        12/27/85..................       60.85          57.00         119.36            5.3
        12/31/85..................       61.77             NA          73.56            5.9
        12/31/85..................       75.79          40.00          58.74           12.1
        1/12/86...................       19.93             NA          26.37            7.0
        3/14/86...................       59.02         200.00         132.20            3.1
        4/21/86...................       40.44          35.00          43.54            6.4
        5/2/86....................       15.50          16.50          23.69            5.0
        7/3/86....................      405.74             NA         612.82            3.9
        7/31/86...................      297.34         600.00         650.63            4.4
        8/22/86...................      103.53         106.67         136.23             NC
        12/26/86..................       16.66             NA          43.57            4.0
        12/31/86..................       53.39          95.58          69.66            7.1
        5/1/87....................      186.42             NA         360.05            5.1
        6/11/87...................       50.46          70.00          92.35            4.5
        6/11/87...................       38.53          55.00          77.75            4.5
        7/31/87...................       13.10             NA          20.04            6.7
        8/26/87...................       55.92          57.52          70.88             NC
        8/31/87...................       19.55          23.75          30.64            5.0
        8/31/87...................       10.98             NA          17.01            4.2
        10/6/87...................       56.48          60.00          73.11            5.6
        3/15/88...................      297.63             NA         414.95            6.1
        6/2/88....................       27.26             NA          28.45            5.4
        6/30/88...................      137.78             NA         215.36            6.0
        8/30/88...................      768.62         677.00       1,090.55           10.7
        3/31/89...................      773.62             NA         557.30            7.9
        5/26/89...................      136.47         180.00         250.42            4.5
        5/29/90...................        9.87             NA          11.04            9.9

- -------------------------
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA -- Not Available

NC -- Not Computed

     For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

                                          /s/ Frank McGuire
                                          --------------------------------------
                                              Frank McGuire
                                              Acting Corporate Policy and
                                              Economic Analysis

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 4th day of November, 1994.


                                          NORWEST CORPORATION

                                          By: /s/ RICHARD M. KOVACEVICH
                                          --------------------------------------
                                                 Richard M. Kovacevich
                                                 President and Chief Executive
                                                 Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed on the 4th day of November, 1994, by the following persons in the capacities indicated:


/s/ RICHARD M. KOVACEVICH                          President and Chief Executive Officer
- -----------------------------------------          (Principal Executive Officer)
    Richard M. Kovacevich

/s/ JOHN T. THORNTON                               Executive Vice President and
- -----------------------------------------          Chief Financial Officer
    John T. Thornton                               (Principal Financial Officer)

/s/ MICHAEL A. GRAF                                Senior Vice President and Controller
- -----------------------------------------          (Principal Accounting Officer)
    Michael A. Graf




DAVID A. CHRISTENSEN
GERALD J. FORD
PIERSON M. GRIEVE
N. BERNE HART
WILLIAM A. HODDER
GEORGE C. HOWE
LLOYD P. JOHNSON
REATHA CLARK KING                            A majority of the
RICHARD M. KOVACEVICH                        Board of Directors*
RICHARD S. LEVITT
RICHARD D. MCCORMICK
CYNTHIA H. MILLIGAN
JOHN E. PEARSON
STEPHEN E. WATSON
MICHAEL W. WRIGHT

- -------------------------
*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                          /s/ RICHARD M. KOVACEVICH
                                          --------------------------------------
                                              Richard M. Kovacevich
                                              Attorney-in-Fact

                                      II-1